Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

CIRCLE GRAPHICS, INC.

a Delaware corporation

and

CAFEPRESS INC.

a Delaware corporation

Dated as of

February 11, 2015

i

Section 6	Representations and Warranties of Buyer	29
6.1	Organization, Good Standing, Corporate Power and Qualification	29
6.2	Due Authorization, Binding Effect	29
6.3	No Conflicts	30
6.4	Governmental Consents	30
6.5	Litigation	30
6.6	No Finder’s Fees	30
6.7	Financing	30
Section 7	Covenants	31
7.1	Conveyance of Assets	31
7.2	Employee Matters	31
7.3	Access and Information	33
7.4	Preservation of Business	34
7.5	Commercially Reasonable Efforts	35
7.6	Publicity	35
7.7	Exclusivity	35
7.8	Notice	36
7.9	Confidentiality	37
7.10	Bulk Sales Laws	38
7.11	Company Sale	38
Section 8	Conditions Precedent to the Closing by Buyer	39
8.1	Representations and Warranties	39
8.2	Performance	39
8.3	No Action	39
8.4	Material Adverse Effect	39
8.5	Certificates	39
8.6	Governmental Approvals	40
8.7	Consents Obtained	40
8.8	Bill of Sale; Assumption Agreement; IP Assignment Agreement	40
8.9	Transition Services Agreement	40
8.10	Commercial Agreement	40
8.11	Escrow Agreement	40
8.12	Termination of Employment; Waiver of Rights	40
8.13	Approval of Documentation	40
8.14	Transferred Employees	40
8.15	Contemporaneous Delivery and Effectiveness	41
Section 9	Conditions Precedent to the Closing by Seller	41
9.1	Representations and Warranties	41
9.2	Performance	41
9.3	Consideration	41
9.4	Certificate	41
9.5	No Actions	41
9.6	Transition Services Agreement	42
9.7	Commercial Agreement	42
9.8	Escrow Agreement	42
9.9	Approval of Documentation	42
9.10	Contemporaneous Delivery and Effectiveness	42

ii

Section 10	Post-Closing Indemnification	42
10.1	Survival of Representations and Warranties and Related Indemnification Rights	42
10.2	Indemnification	43
10.3	Arbitration	47
10.4	Set-Off	48
Section 11	Post-Closing Covenants	48
11.1	Employee Non-Solicitation	48
11.2	Non-Competition	49
11.3	Certain Acknowledgements	49
11.4	Outstanding Consents	50
11.5	Cooperation on Tax Matters	50
Section 12	Termination	50
12.1	Termination	50
12.2	Effect of Termination	51
Section 13	General Provisions	52
13.1	Notices	52
13.2	Expenses	53
13.3	Counterparts; Facsimile Signatures	53
13.4	Governing Law	53
13.5	Integration and Construction	53
13.6	Waivers and Amendments	53
13.7	Injunctive Relief	53
13.8	Successors and Assigns	54
13.9	Severability	54
13.10	Time of Essence	54
13.11	No Third Party Beneficiaries	54

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of February 11, 2015, by and between CIRCLE GRAPHICS, INC., a Delaware corporation (“Buyer”), and CAFEPRESS INC., a Delaware corporation (“Seller”).

Recitals

WHEREAS, Seller is engaged in the business of transforming photographs and images into canvas works of art and selling such products through its e-commerce websites, including canvasondemand.com, greatbigcanvas.com and imagekind.com (the “Business”);

WHEREAS, effective on the Closing Date (as defined below), (a) Seller desires to sell, assign, transfer, convey and deliver to Buyer or the Designated Purchaser, and Buyer or the Designated Purchaser desires to purchase and acquire from Seller, all of its rights, title and interest in and to the Assets (as defined herein) and (b) Buyer or the Designated Purchaser agrees to assume and become responsible for the Assumed Liabilities (as defined herein), on the terms and subject to the conditions hereinafter set forth (the “Transaction”); and

WHEREAS, prior to delivery of this Agreement, and as a condition and inducement for Buyer’s willingness to enter into this Agreement, each of Gavin Jocius, Mike Keyes, Nicki Velasco, Jason Sloan and Elijah Taylor shall have executed and delivered to Buyer employment letters satisfactory in form and substance to Buyer, in each case to become effective upon Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(a) “Accrued PTO” shall mean accrued but unused vacation, accrued but unused sick time and earned but unused time off.

(b) “Action” shall have the meaning ascribed to such term in Section 10.2(a).

(c) “Acquisition Proposal” shall have the meaning ascribed to such term in Section 7.7.

(d) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(e) “Agreed Amount” shall have the meaning ascribed to such term in Section 10.2(g).

(f) “Agreement” shall have the meaning set forth in the Preamble.

(g) “Assets” shall have the meaning ascribed to such term in Section 2.1.

(h) “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.3.

(i) “Assumption Agreement” shall have the meaning ascribed to such term in Section 4.2.

(j) “Bill of Sale” shall have the meaning ascribed to such term in Section 4.2.

(k) “Books and Records” shall have the meaning ascribed to such term in Section 2.1(j).

(l) “Business” shall have the meaning set forth in the Recitals.

(m) “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, United States of America are authorized or obligated by Legal Requirement to close.

(n) “Buyer” shall have the meaning set forth in the Preamble.

(o) “Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2(a).

(p) “Claimed Amount” shall have the meaning ascribed to such term in Section 10.2(e).

(q) “Claim Notice” shall have the meaning ascribed to such term in Section 10.2(e).

(r) “Closing” shall have the meaning ascribed to such term in Section 4.1.

(s) “Closing Date” shall have the meaning ascribed to such term in Section 4.1.

(t) “Closing PTO Amount Schedule” shall have the meaning ascribed to such term in Section 7.2(c).

(u) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder, and corresponding provisions of state or local law.

(v) “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(w) “Commercial Agreement” shall have the meaning ascribed to such term in Section 3.4.

(x) “Company Sale” shall mean an acquisition of all or substantially all of the assets of the Seller, an acquisition of more than a majority of the Seller’s voting equity, or a merger, consolidation or other business combination or similar transaction involving the Seller, as a whole. For the sake of clarity, in no event shall a “Company Sale” be deemed to include the sale of the Assets or Business on a standalone basis.

(y) “Competitors” shall have the meaning ascribed to such term in the definition of Material Adverse Effect.

(z) “Confidentiality Agreement” shall mean the Confidentiality Agreement between Seller and Buyer dated August 4, 2014.

(aa) “Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, evidence of indebtedness, indenture, mortgage, security agreement, warranty, insurance policy, benefit plan or other legally binding commitment (whether written or oral) to which Seller or any of its subsidiaries is a party.

(bb) “Copyrights” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(cc) “Damages” shall have the meaning ascribed to such term in Section 10.2(a).

(dd) “Designated Purchaser” shall have the meaning ascribed to such term in Section 13.8.

(ee) “Dispute” shall have the meaning ascribed to such term in Section 10.2(h).

(ff) “Employee Agreement” shall mean each employment, severance, consulting, relocation, repatriation, expatriation or other agreement or contract between Seller, its parents or any Seller subsidiary and any Target Employee relating to the material terms of such Target Employee’s employment.

(gg) “Employee Plan” shall mean any deferred compensation, pension, retirement, health, profit sharing, incentive bonus, stock purchase, stock option or stock-related awards, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, change of control, retention, termination, fringe benefit, or any other employee pension benefit (as defined in ERISA or otherwise) or employee welfare benefit (as defined in ERISA or otherwise) obligation, or any other employee benefit of any kind whatsoever whether under a plan or agreement, that is sponsored, maintained, contributed to, or required to be contributed to by Seller or any Seller subsidiary for the benefit of any Target Employee or any beneficiary or dependents thereof.

(hh) “Employees” shall mean all employees employed by Seller who primarily work in the Business as of the date of this Agreement that are set forth on Schedule 1.1(hh).

(ii) “Employment Laws” shall have the meaning ascribed to such term in Section 5.11(a).

(jj) “Encumbrance” shall mean any Liens, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrances.

(kk) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(ll) “Excluded Assets” shall have the meaning ascribed to such term in Section 2.2.

(mm) “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4.

(nn) “Excluded Records” shall have the meaning ascribed to such term in Section 2.2(d).

(oo) “Fraudulent Breach” shall have the meaning ascribed to such term in Section 10.1.

(pp) “Fundamental Representations” shall have the meaning ascribed to such term in Section 10.1.

(qq) “Governmental Authority” shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including departments, boards, bureaus, commissions, agencies, courts, arbitrals, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc.

(rr) “Governmental Authorization” shall mean any (i) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, and (ii) right under any Contract with any Governmental Authority.

(ss) “Indemnified Party” shall mean either Buyer Indemnified Parties or Seller Indemnified Parties in their respective capacities as indemnitees hereunder, as applicable.

(tt) “Indemnifying Party” shall mean either Buyer or Seller in its capacity as an indemnitor hereunder, as applicable.

(uu) “Intellectual Property” shall mean all rights in or arising under (a) patents, patent rights, invention disclosures and similar rights in inventions (collectively, “Patents”); (b) copyrights and copyrightable works, mask works, rights in Software, ‘moral rights’ and any other rights of authors or in works of authorship, whether copyrightable or not (including databases and other compilations of information) (collectively, “Copyrights”); (c) registered and unregistered trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, URLs and internet domain names, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (d) trade secrets, know-how, confidential or proprietary information, and any technical, business and other information (collectively, “Trade Secrets”); (e) registrations, applications, renewals, reissues, reexaminations, extensions, parents, continuations, continuations-in-part, and domestic and foreign counterparts for and to any of the foregoing; and (f) all other similar or equivalent proprietary rights now known or hereafter recognized anywhere in the world.

(vv) “Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used primarily in connection with the Business.

(ww) “Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, domain names, and Copyrights, issued and reissued Patents and pending applications for any of the foregoing.

(xx) “IP Assignment Agreement” shall have the meaning ascribed to such term in Section 4.2.

(yy) “knowledge” shall mean (i) with respect to Seller, the actual or constructive knowledge of any fact or circumstance after reasonable inquiry of any of the individuals set forth in Schedule 1.1(yy)(i), and (ii) with respect to Buyer, the actual or constructive knowledge of any fact or circumstance after reasonable inquiry of any of the individuals set forth in Schedule 1.1(yy)(ii).

(zz) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, consent decree, judgment, rule, regulation, ruling, requirement or other pronouncement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including any bulk transfer laws.

(aaa) “Liability” shall mean any indebtedness, liability, loss or cost (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(bbb) “Lien” shall mean any interest in property securing an obligation, whether such interest is based on common law, statute or contract (and including any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes), reservations, exceptions, covenants, conditions, options, restrictions, leases, subleases, licenses, occupancy agreements, pledges, charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, tangible or intangible, or absolute or contingent, excluding claims of Intellectual Property violations.

(ccc) “Material Adverse Effect” shall mean any circumstance, change in or effect on, the Assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on the Assets or the Business (A) has had or would be reasonably expected to have a material adverse effect on the Assets or the Business or (B) has had or would be reasonably expected to have a material adverse effect on the ability of Seller and its Affiliates to perform their obligations under this Agreement or any other agreement contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur, there shall be excluded any effect to the extent resulting from, or arising in connection with, any of the following (either alone or in combination):

(i) changes in general economic or business conditions or the financial or securities markets generally that do not impact Seller’s ability to operate the Business in a disproportionate manner relative to Seller’s competitors whose primary business involves transforming photographs and images into canvas works of art (“Competitors”);

(ii) changes in the industries in which Seller operates, to the extent such changes do not adversely affect Seller’s ability to operate the Business in a disproportionate manner relative to Seller’s Competitors;

(iii) changes in generally accepted accounting principles;

(iv) changes in Legal Requirements, to the extent such changes do not adversely affect Seller’s ability to operate the Business in a disproportionate manner relative to Seller’s Competitors;

(v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect Seller’s ability to operate the Business in a disproportionate manner relative to Seller’s Competitors;

(vi) the announcement or pendency of the Transaction contemplated by this Agreement; or

(vii) (1) the failure by Seller to take any action expressly prohibited by the terms of this Agreement or (2) any actions taken by Seller as expressly required by the terms of this Agreement or with the consent of Buyer.

(ddd) “Patents” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(eee) “Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from or issued by any Governmental Authority.

(fff) “Permitted Encumbrances” shall mean (i) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or, if due (A) not delinquent and described in reasonable detail on the Seller Disclosure Schedule; or (B) being contested in good faith by appropriate proceedings and described in reasonable detail on the Seller Disclosure Schedule, and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens or Encumbrances, including all statutory Liens and Encumbrances, arising or incurred in the ordinary course of business.

(ggg) “Person” shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority including corporations, limited liability companies, partnerships, limited liability partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

(hhh) “Purchase Price” shall have the meaning ascribed to such term in Section 3.1(a).

(iii) “Receivables” shall have the meaning ascribed to such term in Section 2.1(a).

(jjj) “Related Agreements” shall mean the Bill of Sale, Assumption Agreement, the IP Assignment Agreement, the Transition Services Agreement and the Commercial Agreement.

(kkk) “Representatives” shall mean any director, officer, employee, accountant, counsel, investment banker, financial advisor or other agent or representative of such Person or any of its Affiliates.

(lll) “Restrictive Covenants” shall have the meaning ascribed to such term in Section 11.3(a).

(mmm) “Seller” shall have the meaning set forth in the Preamble.

(nnn) “Seller Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of Seller setting forth exceptions to, and disclosure with respect to, representations and warranties of Seller set forth herein.

(ooo) “Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2(b).

(ppp) “Service Providers” shall have the meaning ascribed to such term in Section 5.6(d).

(qqq) “Software” shall mean computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, firmware, utilities, graphical user interfaces and software engines, and all related documentation, developer notes, comments and annotations.

(rrr) “Target Employees” shall have the meaning ascribed to such term in Section 7.2(a).

(sss) “Tax,” “Taxes” and “Tax Returns” shall have the meanings ascribed to such terms in Section 5.12(a).

(ttt) “Termination Date” shall have the meaning ascribed to such term in Section 12.1(b).

(uuu) “Trademarks” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(vvv) “Trade Secrets” shall have the meaning ascribed to such term in the definition of Intellectual Property.

(www) “Transaction” shall have the meaning ascribed to such term in the Recitals.

(xxx) “Transfer Offers” shall have the meaning ascribed to such term in Section 7.2(a).

(yyy) “Transferred Employees” shall have the meaning ascribed to such term in Section 7.2(a).

(zzz) “Transition Services Agreement” shall have the meaning ascribed to such term in Section 3.3.

SECTION 2 PURCHASE OF ASSETS/ASSUMPTION OF LIABILITIES.

2.1 Purchased Assets. On the terms and subject to the conditions contained herein, effective as of the Closing, the Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Seller’s right, title and interest in and to all of the following assets, which the Seller owns or in which the Seller has any right, title or interest, other than those assets specified as Excluded Assets (collectively, the “Assets”) as the same shall exist as of the Closing:

(a) all drafts, accounts or notes receivable (including unbilled receivables), deposits, and any other rights to payment and the full benefit of all security for such rights to payment, including receivables arising from goods shipped or sold or services rendered to the Seller’s customers, in each case arising primarily in connection with the Business or the Assets (the “Receivables”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(c) all Contracts set forth on Schedule 2.1(c)(i), the Leases set forth on Schedule 2.1(c)(ii) and the Intellectual Property Licenses set forth on Schedule 2.1(c)(iii) (the “Assigned Contracts”);

(d) all Intellectual Property owned by Seller and primarily used in connection with or necessary and sufficient for the operation of the Business, including, without limitation, the Intellectual Property Registrations set forth on Schedule 2.1(d) (the “Intellectual Property Assets”);

(e) all tangible personal property of the Business, including, without limitation, all machinery, furniture, fixtures, equipment, tooling, computer hardware, supplies and other tangible personal property of the Business located in Raleigh, North Carolina (“Tangible Assets”); provided, however, that the Tangible Assets shall not include the assets set forth on Schedule 2.1(e)(ii);

(f) all of the Seller’s right, title and interest in and to all Governmental Authorizations and Permits listed on Schedule 2.1(f), but only to the extent such Governmental Authorizations and Permits may be transferred under applicable Legal Requirements;

(g) all prepaid expenses, credits, advance payments, security deposits, charges, sums and fees to the extent related to the Assets;

(h) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Assets;

(i) all rights of offset and credits, rights to any action, suit or claim of any nature, all causes of action, claims, demands, all attorney-client privileges and rights related thereto, to the extent primarily related to any Assets or to the Business;

(j) all books, records, files, and data, including, without limitation, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to or are necessary for the operation of the Business or the Assets (the “Books and Records”), other than books and records set forth on Schedule 2.1(j) and the Excluded Records; and

(k) all goodwill associated with any of the assets described in the foregoing clauses (a) to (j).

2.2 Excluded Assets. Notwithstanding anything to the contrary herein and except as expressly set forth in Section 2.1 above, the Assets do not include, Seller is not selling and Buyer is not purchasing, any other assets of Seller, and all such other assets and properties shall be excluded from the Assets (the “Excluded Assets”). Without limiting the foregoing, Excluded Assets include the following assets and properties of the Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Intellectual Property Assets;

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, a copy of which may be kept by Seller, and any other books and records that Seller is prohibited from disclosing or transferring to Buyer under applicable Legal Requirements and is required by applicable Legal Requirements to retain (collectively, “Excluded Records”);

(e) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f) all benefit plans and trusts of Seller or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, that are not related to the Assets or Business;

(i) all assets, properties and rights (other than the Assets) used by Seller in its businesses other than the Business; and

(j) the assets set forth on Schedule 2.1(e)(ii).

2.3 Assumed Liabilities and Obligations. On the terms and subject to the conditions and exceptions contained herein, as of the Closing, Buyer shall assume and become responsible for only those obligations specified on Schedule 2.3 (the “Assumed Liabilities”), and Buyer does not assume and will not be responsible or liable for any other Liabilities or obligations of Seller (including, without limitation, the Excluded Liabilities and any Liabilities or obligations associated with Excluded Assets). Assumed Liabilities shall include Liability for the payout of Accrued PTO (excluding any interest, waiting time payments and the like) set forth on the Closing PTO Amount Schedule and that is credited to Buyer or any of its Affiliates for the benefit of Transferred Employees. Seller shall not amend, adjust or compromise any Assumed Liabilities from the date hereof without the prior knowledge and written consent of Buyer.

2.4 Excluded Liabilities and Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or be liable for, and Seller will retain and remain responsible for, all of Seller’s debts, Liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities set forth in Section 2.3), whether accrued or unaccrued, whether absolute or contingent, whether known or unknown, whether due or to become due, and regardless of when asserted (collectively, the “Excluded Liabilities”). The Excluded Liabilities include the following:

(a) Liabilities Under This Agreement. All of Seller’s Liabilities and obligations under this Agreement or under any other agreement between Seller on the one hand and Buyer or the Designated Purchaser on the other hand;

(b) Taxes. Except as provided in Section 3.2, any Liability for or in respect of all Taxes and assessments, including all excise Taxes, sales and use Taxes, payroll withholding Taxes, FICA Taxes, unemployment Taxes, income Taxes, business Taxes and real and personal property Taxes that are required to be paid or remitted by Seller, and of any Taxes arising out of or relating to the Business or the ownership or use of the Assets prior to the Closing;

(c) Employee Liabilities. Except as specifically set forth in Section 7.2 of this Agreement, any and all Liabilities under or relating to any Employee Plan, Employee Agreement or otherwise relating to any current or former employee, director, or consultant of Seller and his or her service or employment with Seller prior to the Closing;

(d) Breach of Contract/Violation of Law. All of Seller’s Liabilities or obligations arising out of or in connection with (i) the breach by Seller of any Contract, including any Liabilities or obligations resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, violation of Legal Requirement or environmental matters concerning or in connection with the Business or the Assets (including those arising under any and all applicable securities, environmental, health and safety laws) occurring before the Closing, or any damages to third parties resulting from acts, events or omissions occurring before the Closing; and (ii) any liability of Seller to third parties (other than the Assumed Liabilities) resulting from, arising out of, relating to, in the nature of or caused by the execution of this Agreement or the consummation of the transactions contemplated hereby to the extent not caused by or resulting from the actions or omissions of Buyer or any of its Affiliates; provided, however, that this Section 2.4(d) shall not be deemed to limit or affect in any way the obligations of Buyer under Section 10.2(b);

(e) Fees. All of Seller’s Liabilities or obligations for expenses or fees incurred by Seller incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including all of the Seller’s attorneys’ and accountants’ fees, brokerage fees, consultants’ fees and finders’ fees;

(f) Unclaimed Coupons. All of Seller’s Liabilities or obligations arising from or in connection with the value of any discounted gift certificates, Groupons, coupons, discounts, or other offers that have expired prior to the Closing (collectively, “Unclaimed Coupons”) to the extent the value of such Unclaimed Coupons is reflected as income on the Financial Statements, including, without limitation, any Liabilities or obligations with respect to claims by (a) the holders of Unclaimed Coupons and (b) any Governmental Authority with respect to any Legal Requirements applicable to the Unclaimed Coupons, including Legal Requirements dealing with unclaimed property or escheatment; and

(g) Third Party Claims. All of Seller’s Liabilities or obligations arising out of or in connection with the claims set forth on Schedule 5.6(c)(ii) of the Seller Disclosure Schedule.

2.5 Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of the Seller shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of any other Person would be ineffective or would constitute a breach of contract or a material violation of any Legal Requirement or would in any other way materially and adversely affect the rights of the Seller (or Buyer as transferee or assignee), and such consent or approval is not obtained at or prior to the Closing. In such case, for a period of 150 days following Closing (the “Transition Period”), to the extent possible, (a) the beneficial interest in or to such Contracts, properties, rights or assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Buyer under this Agreement; and (b) pending such consent or approval, Buyer shall discharge the obligations of the Seller under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for the Seller, and the Seller shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. During the Transition Period Seller shall use commercially reasonable efforts to secure, as promptly as practicable and at its own expense, any consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement, including, without limitation, all Required Consents and Other Consents, to the extent such consents, approvals, waivers and authorizations were not obtained and delivered to Buyer at or prior to the Closing. During the Transition Period, Seller shall cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of such Contracts, properties, rights and assets, including enforcement at the cost and for the account of Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any liability under such Contracts, properties, rights or assets, to the extent such liability constitutes an Assumed Liability. If and to the extent that by the end of the Transition Period an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made, or the requisite consents, approvals, waivers or authorizations are not obtained, then Buyer shall have no obligation with respect to any such Contract, property, right or other asset, and such Contract, property, right or other asset shall not be deemed to be an Asset and any related liability shall not be deemed an Assumed Liability, and, notwithstanding any contrary provision of this Agreement or any Related Agreement, Seller shall have no further obligation to use commercially reasonable efforts to secure such consents, approvals, waivers or authorizations after the end of the Transition Period. Notwithstanding anything to the contrary in this Section 2.5, the Seller shall be solely responsible for using commercially reasonable efforts to obtain, and shall use commercially reasonable efforts to obtain, all necessary consents to assignment on or prior to the Closing Date, and Buyer shall have no obligation to expend any money, incur any liability, commence any legal proceeding or offer or grant any accommodation (financial or otherwise) to any person or entity in connection with the process of obtaining the consents and approvals described in this Section 2.5.

SECTION 3 TRANSACTION CONSIDERATION.

3.1 Transaction Consideration.

(a) Purchase Price. In consideration for Buyer’s purchase of the Assets and assumption of the Assumed Liabilities, Buyer shall pay to Seller an aggregate amount (the “Purchase Price”) equal to (i) $31,500,000 plus (ii) the Excess Amount, if any, minus (iii) the Deficiency Amount, if any. The Purchase Price shall be payable at the Closing as follows:

(i) Buyer shall deliver by wire transfer of immediately available funds to The Bank of New York Mellon Corporation (the “Escrow Agent”) the sum of $3,780,000.00

(the “Escrow Amount”) to be held in escrow and payable by the Escrow Agent pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”).

(ii) Buyer shall deliver by wire transfer of immediately available funds to an account designated in writing by the Seller the balance of the Purchase Price (i.e., the Purchase Price less all amounts delivered by Buyer pursuant to Section 3.1(a)(i)).

The Purchase Price shall be subject to adjustment at and following the Closing pursuant to Section 3.1(b) below. All adjustments to the Purchase Price made after the Closing Date shall be payable as set forth in Section 3.1(b).

(b) Purchase Price Adjustment. The Purchase Price shall be subject to adjustment at and following the Closing as follows:

(i) On the date two (2) business days prior to the Closing Date, the Seller shall deliver to Buyer a statement of Working Capital of the Business (the “Closing Working Capital Statement”) setting forth the Working Capital of the Business estimated as of the Closing (such Working Capital, the “Closing Working Capital Number”). The Closing Working Capital Statement shall be prepared in accordance with the definitions set forth in Section 3.1(b)(vi)-(viii) and in conformity with accounting principles generally accepted in the United States (“GAAP”) applied in a manner consistent with the Financial Statements. If the Closing Working Capital Number is greater than (i.e. less negative than) $(2,500,000.00) (the “Target Working Capital Number”), the Purchase Price shall be increased at the Closing by an amount equal to the Closing Working Capital Number minus the Target Working Capital Number (the “Excess Amount”); provided, however that if the difference between the Closing Working Capital Number and the Target Working Capital Number is less than $200,000.00, then there shall be no adjustment to the Purchase Price at Closing. If the Closing Working Capital Number is less than (i.e. more negative than) the Target Working Capital Number, the Purchase Price shall be decreased at the Closing by an amount equal to the Target Working Capital Number minus the Closing Working Capital Number (the “Deficiency Amount”); provided, however that if the difference between the Closing Working Capital Number and the Target Working Capital Number is less than $200,000.00, then there shall be no adjustment to the Purchase Price at Closing.

(ii) Buyer may, at its option and at its own expense, (A) examine the Closing Working Capital Statement and determine the Working Capital of the Business as of the Closing (Buyer’s Working Capital determination, the “Buyer Working Capital Number”) and (B) prepare a statement of Working Capital of the Business (the “Buyer Closing Statement”) setting forth the Working Capital of the Business as of the Closing, which shall be prepared in accordance with the definitions set forth in Section 3.1(b)(vi)-(viii) and in conformity with GAAP applied in a manner consistent with the Financial Statements. Buyer must deliver to the Seller the Buyer Closing Statement, together with the calculation of the Buyer Working Capital Number, not later than 90 days after the Closing Date. If the Buyer does not deliver the Buyer Closing Statement within such 90-day period, the Closing Working Capital Number shall be deemed the Final Working Capital Number.

(iii) For a period of 30 days after the delivery of the Buyer Closing Statement, Buyer shall make available to the Seller (and its Representatives) any and all books and records related to the Business that are reasonably requested by the Seller (or such Representatives), and provide the Seller (and its Representatives) with access (during normal business hours and on two days prior notice) to Buyer’s facilities and personnel involved in the preparation of the Buyer Closing Statement in order for the Seller to review the Buyer Closing Statement. If the Seller disagrees with the Buyer Closing Statement, the Seller shall notify Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute within 30 days after the Seller’s receipt of the Buyer Closing Statement. In the event no Dispute Notice is given within such 30 day period, the Buyer Working Capital Number shall be deemed the Final Working Capital Number. In the event a Dispute Notice is given, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are able to resolve the dispute within 15 days after delivery of the Dispute Notice, Buyer and the Seller shall mutually agree upon the number that shall be deemed the Final Working Capital Number. If the parties are unable to resolve the dispute within 15 days after delivery of the Dispute Notice, the parties shall submit the matter for final resolution to Grant Thornton LLP or such other independent, nationally-recognized certified public accounting firm mutually agreed upon by Buyer and the Seller (the “Dispute Auditor”); provided, however that such Dispute Auditor shall not have performed any services for Buyer or the Seller in the immediately preceding two year period; and provided further that if the parties are unable to agree upon a Dispute Auditor, each party shall select an independent, nationally-recognized certified public accounting firm and such selected accountants shall mutually select the Dispute Auditor. The Dispute Auditor shall resolve the dispute by calculating the Working Capital of the Business as of the Closing in accordance with the definitions set forth in Section 3.1(b)(vi)-(viii) and in conformity with GAAP applied in a manner consistent with the Financial Statements. The Dispute Auditor shall determine the Final Working Capital Number within 30 days after the submission of the dispute, and the Dispute Auditor’s calculation shall be deemed the Final Working Capital Number and such determination shall be conclusive and binding on the parties. The costs of the Dispute Auditor shall be shared equally by Buyer and the Seller.

(iv) The Working Capital of the Business as of the Closing, as finally determined pursuant to the provisions of Section 3.1(b)(ii) or Section 3.1(b)(iii), as applicable, shall be referred to herein as the “Final Working Capital Number”.

(v) Upon determination of the Final Working Capital Number pursuant to this Section 3.1(b):

(1)

if the Final Working Capital Number is less than the Closing Working Capital Number, the Seller shall, within five business days thereafter, remit to the Buyer an amount equal to (A) the Closing Working Capital Number minus (B) the Final Working Capital Number or instruct the Escrow Agent to remit to Buyer such amount from the Escrow Amount; provided, however that if the difference between the Final Working Capital Number and the Target Working Capital Number is less than $200,000.00, then there shall be no adjustment to the Purchase Price pursuant to this Section 3.1(b)(v); or

(2)	if the Final Working Capital Number is greater than the Closing Working Capital Number, Buyer shall, within five business days thereafter, remit to the Seller an amount equal to (A) the Final Working Capital Number minus (B) the Closing Working Capital Number; provided, however that if the difference between the Final Working Capital Number and the Target Working Capital Number is less than $200,000.00, then there shall be no adjustment to the Purchase Price pursuant to this Section 3.1(b)(v).

(vi) “Working Capital” shall mean (i) the aggregate amount of the Working Capital Assets (as defined below) of the Business minus (ii) the aggregate amount of the Working Capital Liabilities (as defined below) of the Business, each determined as of the Closing in accordance with GAAP as applied in a manner consistent with the Financial Statements.

(vii) “Working Capital Assets” means the sum of all trade accounts receivable, other accounts receivable (excluding Tax related receivables), inventory, deferred current assets, prepaid fees, prepaid maintenance, prepaid insurance, prepaid office supplies, prepaid warehouse supplies, prepaid personal property Taxes and other current assets, in each case if and to the extent included in the Assets.

(viii) “Working Capital Liabilities” means the sum of all trade accounts payable, credit card payables, shopkeeper payables, accrued expenses, deferred revenue, third party freight accruals and other liabilities, in each case if and to the extent included in the Assumed Liabilities.

3.2 Taxes and Tax Reporting. Seller and Buyer shall each be responsible for, and shall pay, 50% of all applicable sales Taxes, use Taxes, value-added Taxes and other transfer Taxes (including recording Taxes, stamp Taxes and any similar Taxes arising upon the transfer of tangible, intangible or real property or interests therein) that become due and payable as a result of the sale, transfer and delivery of the Assets. Seller and Buyer each agrees to use its commercially reasonable efforts to take actions reasonably requested by the other party to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Assets hereunder, including the acceptance of transfer via means of electronic transmission of all Assets capable of being so transmitted. Each of Buyer and Seller further agrees to use commercially reasonable efforts to deliver all certificates reasonably requested by the other party to verify the fact of such electronic transmissions or other actions. The parties hereto agree that for all federal and state tax purposes the consideration received by Seller for the Assets hereof shall be allocated in accordance with Section 1060 of the Code as set forth in Schedule 3.2; that all financial reports, and income and other tax returns and information reports, will be prepared and filed in a manner consistent with such allocation; and that no party hereto will take any position inconsistent with such allocation in any subsequent returns or proceedings, except as may be required by law. Buyer and Seller each agree to file IRS Form 8594, and any corresponding state tax forms, on a timely basis and in accordance with the methodology set forth on Schedule 3.2 prior to Closing.

3.3 Transition Services Agreement. On the Closing Date, Buyer and Seller shall enter into a Transition Services Agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”) pursuant to which Seller will provide certain transition services.

3.4 Commercial Agreement. On the Closing Date, Buyer and Seller shall enter into an Art Fulfillment Agreement in the form attached hereto as Exhibit B (the “Commercial Agreement”).

SECTION 4 CLOSING.

4.1 Closing. The closing (the “Closing”) shall take place by facsimile, e-mail and/or overnight courier exchange of documents at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 at 10:00 a.m., Eastern Time on the second Business Day following the date on which the conditions set forth in Section 8 and Section 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or such other date, place or time as may be agreed upon between the parties; provided, further, that nothing in this Section 4.1 shall effect Buyer’s obligations pursuant to Section 7.1. The day on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing shall be deemed to take place at 12:01 a.m. Eastern Time on the Closing Date.

4.2 Transfer of Possession. Except as expressly set forth in this Section 4.2, on the Closing Date, Seller shall place Buyer or the Designated Purchaser, as applicable, in full possession of the Assets and shall execute such assignments, assumptions and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, with such other appropriate instruments of title and consents of third parties as Buyer shall reasonably request in order to effectively transfer the Assets to Buyer or the Designated Purchaser, including (i) one or more Assignment and Assumption Agreements in substantially the form of Exhibit C attached hereto (the “Assumption Agreement”), (ii) one or more Bills of Sale in substantially the form of Exhibit D attached hereto (the “Bill of Sale”), and (iii) one or more IP Assignment Agreements in substantially the form of Exhibit E attached hereto (the “IP Assignment Agreement”). The Assets shall be delivered via electronic transmission to the extent practicable. On the Closing Date, Seller shall make all other Assets available for Buyer or the Designated Purchaser, as applicable, to take physical possession at the Closing. If and to the extent that, from and after the Closing, Seller or Buyer discovers any Assets that should have been conveyed and delivered to Buyer or the Designated Purchaser, as applicable, at the Closing pursuant hereto but were not so conveyed and delivered at the Closing, Seller shall convey and deliver such Assets to Buyer or the Designated Purchaser, as applicable, as soon as reasonably practicable after the discovery thereof, in each case without additional consideration paid therefor.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as set forth in the Seller Disclosure Schedule with respect to specifically identified subsections of this Section 5, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

5.1 Organization, Good Standing, Corporate Power and Qualification. Seller has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform this Agreement and the Related Agreements to which Seller is or is to be a party, to consummate the transactions contemplated hereby and thereby, to own and operate its properties and assets and to carry on its business as currently conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be qualified to do intrastate business as Seller’s business is currently conducted by Seller, except for jurisdictions in which failure to so qualify or be in good standing has not had or would not reasonably be expected to have a Material Adverse Effect.

5.2 Due Authorization, Binding Effect. All action on the part of Seller and its directors, officers, and stockholders necessary for the authorization, execution, delivery of, and the performance of all obligations of Seller under this Agreement and the Related Agreements to which Seller is or is to be a party has been taken. This Agreement, along with the Related Agreements, when executed and delivered by Buyer, will constitute valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) the effect of rules of law governing the availability and enforceability of equitable remedies.

5.3 No Conflicts. The execution, delivery and performance of this Agreement, the Related Agreements to which Seller is or is to be a party and the consummation of the transactions contemplated hereby or thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) conflict with or result in any violation or default under Seller’s certificate of incorporation or bylaws, as amended to-date, (ii) violate any Legal Requirement to which Seller is subject; (iii) conflict with or result in a violation or breach of, constitute a default under, or give any party the right to terminate, accelerate or modify, or require the consent of any Person under, any Contract to which Seller is a party or (iv) result in the creation of any Encumbrance on any Asset, except in the case of (ii), any violation which would not reasonably be expected to have a Material Adverse Effect and except in the case of (iii), as to Contracts not included in Assigned Contracts, any violation or breach that would not prevent Seller from performing its obligations under this Agreement or any Related Agreement to which Seller is a party or consummating the transactions contemplated hereby or thereby.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, notice, declaration or filing with, any Governmental Authority is required on the part of Seller in order to enable Seller to execute, deliver and perform its obligations under this Agreement or the Related Agreements to which Seller is or is to be a party, or to consummate any of the transactions contemplated by the Agreement or the Related Agreements to which it is or is to be a party.

5.5 Litigation. There is, and in the past three (3) years there has been, no action, suit, proceeding, claim, arbitration or investigation pending (or, to Seller’s knowledge, currently threatened) against Seller with respect to the Business or the Assets before any Governmental Authority or arbitrator. Seller is not a party or subject to the provisions of any Legal Requirement that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Agreement or the Related Agreements. There is no action, suit, proceeding, claim, arbitration or investigation by Seller or any of its Affiliates related to the Business or the Assets that is pending or which Seller or any of its Affiliates intends to initiate. None of the Assets or the Business is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or any arbitrator or arbitrators.

5.6 Intellectual Property.

(a) Status. Section 5.6(a) of the Seller Disclosure Schedule sets forth (i) each Intellectual Property Asset, (ii) any actions that must be taken by the Seller or any of its Affiliates within ninety (90) days of the Closing Date with respect to any Intellectual Property Asset, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, (iii) any proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Seller or any of its Affiliates is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any Intellectual Property Asset, and (iv) all “free” or “open source” software (including, but not limited to, software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or Common Development and Distribution License (CDDL), or similar distribution models) that is used or distributed by the Seller (alone or incorporated, integrated, or bundled with or into any Seller products generally available or in development). Neither the Seller nor the Seller’s products nor any software or technology developed by or for the Seller is subject to any obligation or condition that would require that any of the Seller’s products or any other software or other technology developed by or for the Seller (A) be disclosed, distributed, or made available in source code form; (B) be licensed with the permission to create derivative works; or (C) be redistributable at no charge. None of the Intellectual Property Assets are the subject of (i) any outstanding judgment, order, decree, agreement or ruling, or, to the Seller’s knowledge, any pending or threatened governmental or judicial proceeding that (A) challenges the legality, validity, enforceability, use or ownership of any of the Intellectual Property Assets or restricts the use or licensing thereof or (B) would adversely affect or limit Buyer’s use thereof or rights thereto or (ii) any agreement restricting the use or licensing thereof. No third party has any ownership right, title, interest, claim in or Encumbrance on any of the Intellectual Property Assets, and Seller has taken those steps reasonably necessary to preserve Seller’s legal rights in, and the secrecy and value of, all of the Intellectual Property Assets, except for which disclosure pursuant to Seller’s standard form non-disclosure agreement is reasonably necessary for legitimate business or legal reasons. The Intellectual Property Assets include all of the Seller’s Intellectual Property primarily used in connection with or necessary and sufficient for the operation of the Business. Each trademark included in the Intellectual Property Assets, each domain name included in the Intellectual Property Assets, and the image management software included in the Intellectual Property Assets do not violate, misappropriate, infringe upon, interfere with, or otherwise violate any Intellectual Property rights of any Person.

(b) Licenses; Other Agreements. Section 5.6(b) of the Seller Disclosure Schedule sets forth (i) any option, license or agreements under which Seller has granted a license to any Person under any the Intellectual Property Assets, other than customary end user license agreements entered into in the ordinary course of business, (ii) any covenant not to compete or Contract limiting Seller’s ability to exploit fully the Intellectual Property Assets and to transact the Business in any market or geographical area or with any Person, and (iii) each item or component of Intellectual Property that is licensed to Seller by any Person which is used in connection with the Business as currently conducted, except for “shrink-wrap” or “click-wrap” license agreements relating to off-the-shelf computer software licensed in the ordinary course of business. Seller has the right to assign to Buyer any and all right, title and interest Seller has under the license agreements listed on Section 5.6(b) without obtaining the prior consent of the licensors of such Intellectual Property.

(c) No Infringement. To the knowledge of Seller, no product or service marketed or sold by the Seller, nor the operation of the Business as presently conducted, violates, misappropriates, infringes upon, interferes with, or otherwise violates any Intellectual Property rights of any Person. Seller has not received any (i) written communications nor, to Seller’s knowledge, oral communications, alleging, that Seller’s operation of the Business has violated, misappropriated, infringed upon, or interfered with or would violate, misappropriate, infringe upon, or interfere with any Intellectual Property of any Person or (ii) cease and desist letters or invitations to enter into a license under the Intellectual Property of any Person, in each case, in connection with Seller’s operation of the Business. To the Seller’s knowledge, no Person is violating, misappropriating, infringing upon, or interfering with, or has violated, misappropriated, infringed upon, or interfered with the Intellectual Property rights of the Seller.

(d) No Breach by Employee. To Seller’s knowledge, no Transferred Employee or consultant to Seller or its subsidiaries who works primarily with the Business or the Assets (collectively, with Transferred Employees, “Service Providers”) is obligated under any agreement (including licenses, covenants, or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority, or any other restriction that would interfere with the use of his or her reasonable best efforts to carry out his or her duties for Seller or to promote the interests of Seller or that would prevent such employees or consultants from assigning to Seller inventions and all other Intellectual Property created, developed, conceived or reduced to practice in connection with services rendered to Seller. To Seller’s knowledge, it will not be necessary to use any inventions of any Transferred Employees made prior to the Closing that are not currently being used in the Business. Each Transferred Employee has assigned to the Seller all intellectual property rights he or she owns that are related to the Business as now conducted and has executed an assignment agreement substantially in the form made available to Buyer.

5.7 Compliance with Contracts and Legal Requirements. Seller’s use of the Assets and operation of the Business are not in violation or default in any material respect of any Contract to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, and Seller’s use of the Assets and operation of the Business are in compliance in all material respects with all applicable Legal Requirements. Notwithstanding the foregoing, the representations and warranties in this Section 5.7 shall not be deemed to cover, refer or relate to matters with respect to (a) Intellectual Property, which are addressed solely in

Section 5.6, (b) employee matters, which are addressed solely in Section 5.11, (c) Taxes, which are addressed solely in Section 5.12 or (d) environmental matters, which are addressed solely in Section 5.18. Seller and its Affiliates have not received any written notice of any breach or violation of any such Contract or Legal Requirement. No fines, penalties or claims have been assessed, filed or commenced, or, to the Seller’s knowledge, threatened, against it alleging failure to so comply.

5.8 Assets Generally.

(a) Seller has good and valid title to, or in the case of leased or licensed Assets, valid leasehold interests in or license to, as applicable, all Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). At the Closing, Seller will deliver to Buyer good and valid title to all of the Assets, free and clear of any Encumbrance (other than Permitted Encumbrances).

(b) The Assets to be transferred hereunder (together with services to be provided pursuant to the Transition Services Agreement) constitute all the assets, properties and rights of Seller (i) necessary to operate the Business as currently being operated or (ii) primarily or exclusively used or held for use in the Business as currently operated.

(c) Each Tangible Asset is in good working order and condition (ordinary wear and tear excepted), free from any defects (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business), has been, to the Seller’s knowledge, properly maintained and does not require more than regularly scheduled maintenance in the ordinary course of business, consistent with Seller’s established maintenance policies, to keep in good operating condition.

5.9 Contracts. Section 5.9 of the Seller Disclosure Schedule contains an accurate and complete list of all Contracts to which Seller is a party or by which it is bound that are primarily used in or are necessary to the operation of the Business or the Assets, including, without limitation, but in each case, only those Contracts that are primarily used in or necessary to the operation of the Business of the Assets, (i) all Contracts relating to borrowed money or pledging or placing a Lien on an Asset; (ii) all personal property leases and lease purchase agreements; (iii) all management agreements, severance agreements, executive compensation plans, bonus agreements or plans, deferred compensation agreements, pension plans, retirement plans, employee stock option, employee stock purchase plans or other agreements for the employment of any officer, individual employee or other Person or entity on a full time, part time or consulting basis; (iv) all Contracts under which the Seller has advanced or loaned any other Person or entity any amounts; (v) all Contracts under which the Seller is lessee; (vi) all agency, distributor, sales representative, franchise or similar agreements to which the Seller is a party; (vii) all warranty agreements with respect to the Seller’s services rendered or its products sold, leased or licensed; (viii) all Contracts that provide any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Business, including, without limitation, contracts containing “most favored nation” provisions; (ix) all Contracts that contain performance guarantees; (x) all Contracts documenting the settlement of any action or threatened action; (xi) all Contracts appointing any agent to act on the Seller’s behalf and all powers of attorney; and (xii) all Contracts that restrict the Seller from freely engaging the operation of the Business of the Assets anywhere in the world. Each

Assigned Contract is a valid and binding agreement of the Seller and, to Seller’s knowledge, the other parties thereto, and shall continue to be so enforceable and in full force and effect on identical terms immediately following the Closing. The Seller has fulfilled all obligations required pursuant to the Assigned Contracts to have been performed by the Seller prior to the date hereof and as of the Closing Date, will have fulfilled its obligations required to have been performed prior to the Closing. The Seller is not in material breach of or in default under any Assigned Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default, which breach or default would result in a loss of a material right, result in the payment of any damages or penalties or result in the creation of an Encumbrance thereunder or pursuant thereto. The Seller has not received written notice from any Person party to any Contract regarding the termination, cancellation or material change to the terms of, any Contract. Buyer has been supplied with, or has been given access to, a true and correct copy of all Contracts, together with all material amendments, waivers or other changes thereto. Section 5.9 of the Seller Disclosure Schedule sets forth a correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

5.10 Governmental Authorizations; Permits. Section 5.10 of the Seller Disclosure Schedule identifies each Governmental Authorization and Permit held by Seller that is primarily related to the Business or the Assets, and Seller has delivered to Buyer accurate and complete copies of all such Governmental Authorizations and Permits. The Governmental Authorizations and Permits identified in Section 5.10 of the Seller Disclosure Schedule are valid and in full force and effect and shall remain valid and in full force and effect on identical terms immediately following the Closing and collectively constitute all Governmental Authorizations and Permits necessary for the use of the Assets as they are currently being used and for the Business as currently being conducted. Seller and its Affiliates are, and have at all times been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations and Permits identified in Section 5.10 of the Seller Disclosure Schedule. Seller and its Affiliates have not received any written notice or other written communication from any Governmental Authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or Permit related to the Assets or the Business or (b) any actual or possible revocation, withdrawal, suspension or modification of any Governmental Authorization or Permit related to the Assets or the Business.

5.11 Employee Matters.

(a) All compensation, including wages, commissions, bonuses and benefits payable to or on behalf of the Target Employees that is required to be paid on or prior to the Closing Date shall be paid in full on or prior to the Closing Date. Seller and its Affiliates have no past due obligations under any outstanding agreements, understandings or commitments to the Target Employees with respect to any compensation, severance obligations, change in control benefits, employee benefits, commissions or bonuses. Seller is and has been in compliance (or has effectively corrected any potential noncompliance such that no causes of action currently exist) in all material respects with all federal, state and municipal Legal Requirements with respect to employment practices, terms and conditions of employment, compensation, employee benefits and wages and hours, including but not limited to The Fair Labor Standards Act, The National Labor Relations Action, The Equal Pay Act, Occupational Health and Safety Act, The Employee

Retirement Income Security Act of 1974, the North Carolina Wage and Hour Act, Kentucky Revised Statutes Chapter 337 or any similar state or local law which in any way regulates the employment relationship (“Employment Laws”).

(b) No Target Employee performs services outside of the United States. All persons who provide services to Seller or an Affiliate of Seller on behalf of the Business and who have been classified as providing such services in a non-employee status have been properly classified.

(c) All Employee Plans and Employee Agreements have complied in all material respects, in form and operation, with the terms of ERISA, the Code and other applicable law. Neither Seller nor any of its subsidiaries or any other Person that, together with Seller or its Affiliates, would be treated as a single employer under Section 414 of the Code or under Section 4001(b) of ERISA, has ever maintained, contributed to or been obligated to maintain or contribute to or otherwise have or had any liability (whether actual or contingent) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that (a) is or was a multiemployer pension plan (as defined in Section 3(37) of ERISA or is or was otherwise subject to Title IV of ERISA or Sections 412, 430 or 431 of the Code, or (b) provides vested life insurance, medical or other health and welfare benefits to or with respect to any Target Employee, or to or with respect to any former employee of the Business, upon or following retirement or termination of employment for any reason, except as may be required by COBRA.

(d) Section 5.11(d) of the Seller Disclosure Schedule sets forth the policy of Seller with respect to Accrued PTO. As of the Closing, the Closing PTO Amount Schedule will set forth an accurate and complete list of the amount of Accrued PTO for each of the Target Employees. Seller has delivered to Buyer a complete and accurate list, dated as of a date no earlier than five (5) days prior to the date of this Agreement, of each Target Employee’s: (i) employee identification number, (ii) employment location, (iii) date of hire, (iv) current title, (v) current annual salary, (vi) current bonus and/or commission potential, including amounts earned but unpaid as of the date hereof, (vii) classification by Seller as exempt or non-exempt, (viii) outstanding equity awards under any Employee Plan, (ix) any commitment, promise or understanding of the Seller or its Affiliates to pay an amount or benefit in connection with a termination of employment (contingent or otherwise) or in connection with a change of control, and (x) Accrued PTO as of January 31, 2015. No payment or benefit that is contingent upon or otherwise paid in connection with the occurrence of a change of control will be an “excess parachute payment” (as defined in Code Sections 280G and 4999) that would result in any of the Target Employees becoming subject to an excess tax under Code Section 4999.

(e) There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or anticipated relating to any compensation, benefits, labor, safety or discrimination matters involving any Target Employee. To the Seller’s knowledge, there are no complaints against Seller pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, U.S. Department of Labor, North Carolina Department of Labor, Kentucky Labor Cabinet or any similar state or local labor agency by or on behalf of any Target Employee. Neither Seller nor any of its Affiliates has engaged in any unfair labor practices within the meaning of the National Labor Relations Act nor has been the subject of any unfair labor practice complaint. To the knowledge of Seller, no Target Employee is obligated under any contract or agreement, subject to any judgment, decree or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of Seller or that would interfere with the Assets. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement to which Seller is a party and under which any Target Employee is now bound. Seller has not been subject to any labor strike, dispute, slowdown or stoppage affecting the Business.

(f) Neither Seller nor any of its subsidiaries is a party or is bound by any collective bargaining agreement or other labor union contract (including any contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Target Employee, neither Seller nor any of its subsidiaries has been subject to or bound by any such collective bargaining agreement or other union contract at any time during the three (3) years prior to the date of this Agreement, and no such collective bargaining agreement or other union contract is being negotiated by Seller or any of its subsidiaries. To the knowledge of Seller, as of the date hereof, none of the Target Employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed activities of the Business, except for agreements between Seller or any of its Affiliates and their present and former employees, consultants and contractors.

(g) During the three (3)-year period ending on the date hereof, Seller has not been cited, fined, served with a Cease and Desist Order nor has any action at law or administrative proceeding been initiated or, to the knowledge of Seller, threatened against Seller, by reason of any actual or alleged failure to comply with any Employment Laws in connection with the operation of the Business.

(h) Seller has a completed and true copy of the Form I-9 (Employment Eligibility Verification Form) for each Target Employee and has retained all other records or documents that are required to be retained by Seller pursuant to the Immigration Reform and Control Act with respect to the Target Employees.

5.12 Taxes.

(a) For purposes of this Agreement, (i) the term “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax, assessment, or duty, of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not, and (ii) the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Seller has timely filed all Tax Returns that it was required to file for all periods through and including the Closing Date. All such Tax Returns are correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes required to be paid by Seller (whether or not shown or required to be shown on any Tax Return)

have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation or required to file a Tax Return in that jurisdiction. There are no audits, examinations, investigations, disputes, claims or other actions now pending or, to Seller’s knowledge, threatened with respect to any liability for Taxes of Seller. No deficiencies exist or have been asserted or assessed with respect to Taxes of Seller.

(c) Seller’s Tax obligations will not result in the inability to consummate the transactions contemplated in this Agreement or any Related Agreement.

(d) There are no Encumbrances for Taxes upon any of the Assets (other than Permitted Encumbrances). Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) There is no contract to which Seller or any of its Affiliates is a party covering any Target Employee that has or will, or could reasonably be expected to, cause compensation to be includable in the gross income of any Target Employee under Section 409A of the Code (or any similar state law).

(f) All Taxes that the Seller is required by law to withhold or collect have been timely withheld or collected in all material respects and, to the extent required, have been timely paid over to the proper Governmental Authorities or are being held by the Seller for such purpose and all Forms W-2 and 1099 and similar forms with respect thereto have been properly completed and timely filed in all material respects.

(g) The Seller (i) has never been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) and (ii) is not liable for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) or any similar provision of state, local or foreign law, as a transferee or successor, or under any tax allocation agreement, tax sharing agreement, tax indemnification agreement, or similar agreement.

5.13 Material Relationships. Section 5.13 of the Seller Disclosure Schedule sets forth a correct and complete list of all suppliers of raw materials, work in process, intermediates, packaging, labeling and finished product to whom the Seller paid more than $25,000 in calendar year 2014, and in each case for each of the Seller’s products and services in connection with the Business (collectively, the “Suppliers”) and customers constituting at least one percent (1%) of the Business’s gross sales based on the gross revenues received by the Business from each such customer for the 12 month period ended on the Balance Sheet Date. No Supplier or distributor of or customer of the Business has notified Seller in writing of an intention to or to the Seller’s knowledge, has threatened to terminate, cancel or materially adversely change any Contract or its existing business relationship with Seller or has made any claim against the Seller under any Contract, and Seller has no reason to believe that such termination, cancellation or alteration of a Contract or the relationship with Seller is likely to occur. To the knowledge of Seller, no Supplier, distributor or customer of the Business is threatened with bankruptcy or insolvency.

5.14 Financial Statements. Attached as Section 5.14 of the Seller Disclosure Schedule are the unaudited balance sheet of the Business as of December 31, 2014 (the “Balance Sheet Date”) and the related unaudited statements of income for the Business for the 12 month period then ended (the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP, as applied by Seller. The Financial Statements are based upon information contained in the Seller’s books and records and present fairly, in all material respects, the financial position of the Business as of the times and for the periods indicated therein, subject, to customary year-end adjustments, which are not material in the aggregate, and the absence of footnotes. The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (x) transactions are executed in accordance with management’s authorization, and (y) transactions are recorded as necessary to permit preparation of financial statements that fairly present the results of operations in accordance with GAAP applied consistently with past practices.

5.15 Related-Party Transactions. No officer or employee of Seller who works primarily with the Business or, to Seller’s knowledge, member of his, her, or its immediate family is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any of them other than for accrued salaries, reimbursable expenses or other standard employee benefits. To Seller’s knowledge, none of such persons has any direct or indirect ownership interest in any Person with which Seller is affiliated or with which Seller has a business relationship, or any Person that competes with Seller. No officer or employee of Seller who works primarily with the Business or, to the best of Seller’s knowledge, no member of his, her, or its immediate family is directly or indirectly interested in any Assigned Contract. Except for salary, bonus and benefits paid to officers or employees of Seller, there are no material agreements, understandings or proposed transactions between Seller and any of its officers or employees who works primarily with the Business or any affiliate thereof.

5.16 Insurance. Section 5.16 of the Seller Disclosure Schedule sets forth a correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, product liability, automobile and other insurance policies maintained by the Seller with respect to the Business and the Assets, specifying the type of coverage, the face amount of coverage, the annual premium, the carrier and the expiration date of each such policy (collectively, the “Insurance Policies”). All premiums on the Insurance Policies that are payable prior to the date hereof have been paid, and the Seller is not in breach or default, in any material respect, under any Insurance Policy, and all Insurance Policies are in full force and effect. The Seller has not received any notice that any such Insurance Policy will be canceled or not renewed or of increase or intent to increase premiums in any significant respect. The Seller has not received a denial of a claim for coverage under the Insurance Policies made by the Seller within the twelve months immediately preceding the date hereof (excluding any claims related to employee insurance benefits).

5.17 Real Property. Section 5.17 of the Seller Disclosure Schedule sets forth a correct and complete list of all real property occupied by the Seller primarily in the conduct of the Business (collectively, the “Real Property”) and all leasehold or subleasehold estates and other material rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property to which the Seller is a party as of the date hereof or that are primarily used in connection with the conduct of the Business (collectively, the “Leases”). The Seller does not own any Real Property that is used primarily in the conduct of the Business. The Leases are valid and binding obligations of the Seller as lessee therein and are in full force and effect. Seller is not, and to the Seller’s knowledge, no other party thereto is, in material breach or default under any Lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Seller or such other party. Seller has not received notice claiming that it is, nor has Seller provided any notice claiming that any other party is, in default under any Lease. The Seller has not leased or otherwise granted to any Person the right to use or occupy any of the real property subject to the Leases. There are no pending or, to the Seller’s knowledge, threatened condemnation or eminent domain proceedings with respect to the real property subject to the Leases or any portion thereof. Except as disclosed on Section 5.17 of the Seller Disclosure Schedule, the use of the real property subject to the Leases as presently utilized by the Seller complies, or is legally non-conforming, in all material respects with the requirements of applicable building, zoning, and other similar Legal Requirements. There are no suits, petitions, notices, or proceedings pending or, to the Seller’s knowledge, threatened against the Seller with respect to the real property subject to the Leases.

5.18 Environmental Compliance. The Seller is and at all times during the last three years has been in compliance with all applicable Environmental Laws, including those that relate to the environmental condition of the Real Property, except for non-compliance with such Environmental Laws as could not reasonably be expected to subject the Seller or any of its subsidiaries to material Liability. The Seller is not subject to, nor has it received any notice, report or other written information, of, any private, administrative or judicial action relating to the presence or alleged presence of Hazardous Substances in, at, under or upon the Real Property, and there are no pending or, to the Seller’s knowledge, threatened actions or proceedings (or notices of potential actions or proceedings received by Seller) against the Seller from any Governmental Authority or other Person regarding any matter relating to any Environmental Laws or Hazardous Substances, that would reasonably be expected to have a Material Adverse Effect. No Hazardous Substances have been generated, disposed, stored, discharged or released and no Person has been exposed to Hazardous Substances at the Real Property, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Seller or any of its subsidiaries to material Liability. The Seller has not assumed, undertaken, become subject to, or provided an indemnity with respect to, any liability of any other Person relating to Environmental Law. For purposes of this Agreement, (a) “Environmental Laws” means all applicable federal, state and local Legal Requirements and common law relating to pollution, protection of the environment, or protection of worker health and safety from environmental hazards, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; and (b) “Hazardous Substances” means (i) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar meaning as defined, listed or regulated under any Environmental Laws; (ii) petroleum, including without limitation, crude oil or any fraction thereof; (iii) any radioactive material; (iv) asbestos in any form or condition regulated under applicable Environmental Laws; (v) polychlorinated byphenyls (“PCB”) or PCB-containing materials regulated under applicable Environmental Laws; and (vi) any other material, substance or waste to which liability or standards of conduct is currently imposed under any Environmental Laws.

5.19 Accounts Receivable. Subject to the reserves reflected on the Financial Statements, the accounts receivable of Seller reflected on the Financial Statements, and all accounts arising subsequent to the Balance Sheet Date, (a) have arisen from bona fide, arms’-length transactions entered into in the ordinary course of business consistent with past practice, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) are not subject to claims of set off or other defenses or counterclaims, and (d) are collectible in full in accordance with the terms of the applicable Contract, net of reserves reflected on the Financial Statements. No Person has any Encumbrance (other than a Permitted Encumbrance) on any Receivables, and no written request for deduction, discount or concession (other than normal cash discounts, rebates and charge-backs set forth on Section 5.19 of the Seller Disclosure Schedule) has been made in respect of any Receivables. Section 5.19 of the Seller Disclosure Schedule sets forth a correct and complete list of all Receivables that were classified as doubtful accounts as of the Balance Sheet Date. Since the Balance Sheet Date, all Receivables have been collected by the Seller in a manner consistent with past practice, and the Seller shall use commercially reasonable efforts to collect all Receivables outstanding as of the date hereof only in a manner consistent with past practices.

5.20 Inventory. All Inventory reflected on the Financial Statements (a) had a commercial value at least equal to the value shown on the face of the Financial Statements, (b) is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market and (c) consists of a quality and quantity usable and saleable in the ordinary course of the Business as currently conducted or as reasonably contemplated to be conducted, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated). All Inventory acquired since the Balance Sheet Date consists of a quality and quantity usable and saleable in the ordinary course of the Business. All work-in-process contained in Inventory constitutes items in process of production pursuant to Contracts entered into (including orders taken) in the ordinary course of the Business by regular customers of the Business. Neither the Seller nor, to the Seller’s knowledge, any such customer is in material breach of the terms of any obligation to the other. To the Seller’s knowledge, no valid grounds exist for any set off of amounts billable to such customers on the completion of the Contract to which work-in-process relates. All work-in-process consists of a quality ordinarily produced in accordance with the requirements of the Contracts to which such work-in-process relates. The Seller (and Buyer as its transferee or assignee) will have on hand as of the Closing such quantities of Inventory as are reasonably required to continue the Business immediately after the Closing consistent with past practice. The Seller has purchased all Inventory in material compliance with applicable Legal Requirements relating to imported goods. All Inventory is the property of Seller free and clear of any Encumbrance other than any Permitted Encumbrance, and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

5.21 Warranty Obligations. Section 5.21 of the Seller Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of Seller in respect of any of Seller’s products and services that are currently in effect (the “Warranty Obligations”) and the duration of each such Warranty Obligation and (ii) each of the Warranty Obligations that is subject to any dispute or, to the knowledge of Seller, threatened dispute. There have not been any material deviations from the Warranty Obligations. All products manufactured, designed or sold by Seller in the past three (3) years which primarily related to the Business (A) are and were free from material defects in construction and (B) satisfy any and all Contracts or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

5.22 Absence of Undisclosed Liabilities. The Seller does not have any Liability primarily related to the Assets or the Business, and, to the Seller’s knowledge, there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any such Liability, except for (i) Liabilities reflected in the Financial Statements, (ii) Liabilities disclosed in the Seller Disclosure Schedule, and (iii) Liabilities of a similar type, magnitude and scope as those reflected in the Financial Statements that have arisen since the Balance Sheet Date in the ordinary course of business and which would not, individually or in the aggregate, result in a Material Adverse Effect.

5.23 Absence of Certain Events. Except as expressly contemplated by this Agreement or as would not have a Material Adverse Effect, since the Balance Sheet Date, the Seller has, with respect to the Business:

(a) operated, repaired, and maintained the Assets and the Business in the ordinary course of business as currently conducted consistent with past practice;

(b) used commercially reasonable efforts to preserve the goodwill of and relationships with Governmental Authorities, customers, Suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, employees and others having business dealings with Seller or its Affiliates in connection with Seller’s or its Affiliates’ use of the Assets or operation of the Business;

(c) complied with all Legal Requirements applicable to Seller’s use of the Assets or operation of the Business and provided Buyer with any notice from any Governmental Authority or other Person alleging violation of any Legal Requirement;

(d) maintained in full force and effect policies of insurance or substantially equivalent policies that relate to the Assets or the Business;

(e) not mortgaged, pledged or subjected to any Encumbrance (other than a Permitted Encumbrance) any of the Assets;

(f) not sold, assigned, licensed, granted a covenant not to sue or released, transferred, conveyed, leased, surrendered, relinquished, permitted to expire, terminate or lapse, or otherwise disposed of any material right, title or interest in or to any of the Assets;

(g) not settled or compromised any claim, Liability, Action or obligation related to or in connection with the Assets, any Assumed Liability, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business or as otherwise contemplated by this Agreement;

(h) not materially amended, waived, modified or consented to the termination of any Governmental Authorization or Permit or materially amended, waived, modified or consented to the termination of rights of Seller or its Affiliates thereunder;

(i) not terminated the employment or otherwise materially modified the terms and conditions of employment (including increasing the base salary payable or entering into, renewing or amending any offer letter or other employment or consulting agreement) of any of the Target Employees other than in the ordinary course of business or as otherwise contemplated by this Agreement;

(j) not entered into any lease of real or personal property or any renewals thereof for the Assets involving a term of more than one month;

(k) not knowingly taken any action which would reasonably be expected to cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omitted to take any action reasonably necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

(l) authorized or entered into an agreement to do any of the foregoing.

5.24 Full Disclosure. No representation or warranty made by Seller in this Agreement, and no statement contained in the Seller Disclosure Schedule or the certificates to be delivered pursuant to Section 8.5 hereof contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. To the Seller’s knowledge, there are no facts that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect that have not been set forth in this Agreement or the exhibits and schedules hereto.

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

6.1 Organization, Good Standing, Corporate Power and Qualification. Buyer has been duly organized and is validly existing and in good standing under the laws of the state of Delaware. Buyer has the requisite corporate power and authority to enter into and perform this Agreement, and the Related Agreements to which Buyer is or is to be a party, to consummate the transactions contemplated hereby and thereby, to own and operate its properties and assets and to carry on its business as currently conducted.

6.2 Due Authorization, Binding Effect. All corporate action on the part of Buyer necessary for the authorization, execution, delivery of and the performance of all obligations of Buyer under this Agreement and the Related Agreements to which Buyer is or is to be a party has been taken. This Agreement, along with the Related Agreements to which Buyer is a party, when executed and delivered by Seller, will constitute valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or others laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) the effect of rules of law governing the availability or enforceability of equitable remedies.

6.3 No Conflicts. The execution, delivery and performance of this Agreement, the Related Agreements to which Buyer is or is to be a party and the consummation of the transactions contemplated hereby or thereby do not and will not (i) conflict with or result in any violation or default under Buyer’s certificate of incorporation or bylaws, as amended to-date, or (ii) violate any Legal Requirement to which Buyer is subject; or (iii) conflict with or result in a violation or breach of, with or without the giving of notice or the passage of time or both, or give any party the right to terminate, accelerate or modify, or require the consent of any Person under, any Contract to which Buyer is a party, except in the case of (iii), any violation or breach that would not prevent Buyer from performing its obligations under this Agreement or any Related Agreement to which Buyer is a party or consummating the transactions contemplated hereby or thereby.

6.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, notice, declaration or filing with, any Governmental Authority is required on the part of Buyer in order to enable Buyer to execute, deliver and perform its obligations under this Agreement or the Related Agreements to which Buyer is or is to be a party, or to consummate any of the transactions contemplated by the Agreement or the Related Agreements to which Buyer is or is to be a party.

6.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to Buyer’s knowledge, currently threatened) against Buyer before any Governmental Authority or arbitrator that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Agreement or the Related Agreements to which Buyer is or is to be a party. To Buyer’s knowledge, Buyer is not a party or subject to the provisions of any Legal Requirement that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Agreement or the Related Agreements to which Buyer is or is to be a party.

6.6 No Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated hereby.

6.7 Financing. Buyer will have available to it, at Closing, sufficient funds to pay, or to cause to be paid, in full the Purchase Price.

SECTION 7 COVENANTS.

7.1 Conveyance of Assets.

(a) At or prior to the Closing, Seller shall execute any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things as are necessary to transfer, vest, perfect or confirm right, title, interest or ownership (of record or otherwise) of the Assets, including the Intellectual Property Assets, as reasonably requested by Buyer.

(b) At any time and from time to time after the Closing, at Buyer’s reasonable request and without further consideration, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under the Assets in Buyer or the Designated Purchaser, as applicable, or otherwise to carry out this Agreement.

(c) In case after the Closing Date any further action is reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its officers or directors or Affiliates to take, all such reasonably necessary, proper or advisable actions.

(d) After the Closing Date, Seller shall cooperate with Buyer, its Affiliates and their successors and assigns in the prosecution and maintenance of the Intellectual Property Assets, including by promptly (i) disclosing relevant facts and delivering instruments and other documents reasonably requested by Buyer or its successors or assigns, and (ii) providing technical consultations reasonably requested by Buyer or its successors or assigns, including taking reasonable best efforts to make the relevant inventors and counsel that were involved in prosecution of any Intellectual Property Assets available and accessible to Buyer or its successors or assigns. All such assistance will be provided by Seller without the payment of additional compensation, except that the inventors will be paid and reimbursed a reasonable amount for time expended and reasonable travel and subsistence expenses incurred in performing such technical consultations requested by Buyer or its successors or assigns, such expenses to be approved in advance by Buyer or its successors or assigns. Seller and its Affiliates hereby appoint Buyer as its and their attorney in fact, and hereby authorize Buyer to execute a power of attorney form on its and their behalf for use in any jurisdiction in which Buyer may wish to have the assignment of the Intellectual Property Assets, sufficient in scope for Buyer to have such assignment registered with the applicable Governmental Authority or domain name registrar.

7.2 Employee Matters.

(a) Buyer shall, or Buyer shall cause one of its Affiliates to, extend offers of employment to Seller’s employees set forth on Schedule 7.2(a) (the “Target Employees”) (and such offers to Target Employees, the “Transfer Offers”) that, if accepted, shall become effective on the Closing Date. Seller and the officers of Seller shall use commercially reasonable efforts to encourage Target Employees to accept the Transfer Offers. The Transfer Offers shall set forth the proposed terms of employment for the Target Employees, including salary, incentive compensation opportunities and benefits, with base salary no less than to what is paid to such

Target Employee by Seller as of the date hereof and incentive compensation opportunity which shall be at least commensurate with the terms of employment of a similarly situated employee currently employed by Buyer. Employment pursuant to a Transfer Offer shall be contingent, among other requirements stated in the Transfer Offer, upon such Target Employee remaining continuously employed by Seller until the end of the day prior to the Closing. Target Employees who commence employment with Buyer or an Affiliate of Buyer pursuant to a Transfer Offer shall be referred to herein as “Transferred Employees.” Nothing in this Section 7.2 or elsewhere in this Agreement shall be construed to create a right in any Target Employee, or in any other employee of Seller, to employment with Buyer or any Affiliate of Buyer. All compensation, including base salary or wages, unused Accrued PTO (except to the extent assumed by Buyer or its Affiliates), commissions, bonuses and benefits payable by Seller to or on behalf of each Transferred Employee for services performed on or prior to the Closing, shall be vested and paid or otherwise discharged in full by Seller. Effective as of the Closing, the Transferred Employees shall cease all active participation in and accrual of benefits under the Employee Plans.

(b) Effective as of the end of the day prior to the Closing Date, Seller shall terminate the employment of all Transferred Employees. Seller agrees that Buyer shall not be responsible for any severance obligations to any Employees, whether or not they are Transferred Employees, related to such Employees’ employment by Seller prior to the Closing Date, and that Seller shall be solely responsible for any such obligations. Seller shall retain all Liability for salary, wages, bonuses, unused Accrued PTO (except to the extent assumed by Buyer or its Affiliate), and any other Liabilities arising with respect to all Employees (including the Transferred Employees) before the Closing Date; provided, however, Buyer shall, or Buyer shall cause one of its Affiliates to, assume all Liability for the payout of all Accrued PTO (excluding any interest) not in excess of 100 hours per employee that is set forth on the Closing PTO Amount Schedule and that is credited to Buyer or any of its Affiliates for the benefit of Transferred Employees. Seller agrees to use its commercially reasonable efforts to obtain necessary consents (which shall be included in the Transfer Offers) from each Transferred Employee relating to Buyer’s or its Affiliates’ assumption of the Accrued PTO set forth on the Closing PTO Amount Schedule.

(c) At least two (2) Business Days prior to the Closing, Seller shall deliver to Buyer a true and accurate schedule setting forth the amount of all Accrued PTO through and as of the Closing Date for each of the Employees who have received a Transfer Offer and have not, prior to such date, rejected such Transfer Offer (the “Closing PTO Amount Schedule”).

(d) Seller shall retain and perform all Liabilities and maintain all obligations under COBRA with respect to Employees (including the Transferred Employees) and their covered dependents as a result of any such persons being covered (or ceasing to be covered) under a program maintained or contributed to by Seller or an Affiliate of Seller; provided, that Buyer shall, or Buyer shall cause one of its Affiliates to, perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer or one of its Affiliates and who incur a “qualifying event” with respect to such program of Buyer or an Affiliate of Buyer. Buyer or an Affiliate of Buyer shall be solely responsible for all Liability for salary, wages, bonuses, accrued, but unused vacation pay and any other Liabilities arising with respect to all Transferred Employees as a result of employment on or after the Closing Date.

(e) Buyer and its Affiliates shall not assume sponsorship or any responsibilities under any Employee Plans and Employee Agreements. Seller shall retain all Liabilities and obligations of Seller and its Affiliates under its Employee Plans and any Employee Agreements. As of the Closing Date, each Transferred Employee will be eligible to participate in Buyer’s or one of its Affiliates’ employee benefit plans and programs which are generally applicable to Buyer’s or its Affiliates’ similarly situated employees, in accordance with the terms and conditions of such plans. Each Transferred Employee shall be given credit for the corresponding service recognized by Seller prior to the date he or she terminates employment with Seller for purposes of participation eligibility, vesting and benefit eligibility under Buyer’s or its Affiliates’ employee benefit plans and programs, whether in effect on the Closing Date or subsequently established by Buyer or its Affiliates; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service and the foregoing shall not apply for benefit accrual purposes under any defined benefit pension plan. Buyer shall use its reasonable best efforts to cause Buyer’s or its Affiliates’ health plans to provide each Transferred Employee and his or her otherwise eligible dependents with coverage commencing immediately upon the Closing Date. If such Transferred Employee was enrolled in Seller’s corresponding plan immediately prior to the Closing, then Buyer shall use its commercially reasonable efforts to cause Buyer’s or its Affiliates’ health plans to: (A) waive any pre-existing condition limitations; and (B) recognize each such Transferred Employee’s expenditures (including those of his or her covered dependents and/or domestic partner) under Seller’s corresponding plan for the calendar year in which the Closing occurs toward any applicable deductible and annual out-of-pocket limit in Buyer’s health plans for such calendar year. Buyer will cause Buyer’s or its Affiliates’ health plans to waive any pre-existing condition limitation where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.

(f) No provision of this Agreement (other than the penultimate sentence of Section 7.2(a)) shall (i) create any third-party beneficiary rights in any Transferred Employee, or any beneficiary or dependents thereof, (ii) be construed as in any way modifying or amending the provisions of any Employee Plan or any employee benefit plan of Buyer or any of its Affiliates, (iii) require Buyer or any of its Affiliates to continue any employee benefit plan or be construed to prevent or limit Buyer or any of its Affiliates from terminating or modifying any employee benefit plan that Buyer or its Affiliates may establish or maintain or (iv) require Buyer or any of its Affiliates to continue or maintain the employment of any Transferred Employee following the Closing Date.

7.3 Access and Information.

(a) From the date hereof until the Closing, subject to any applicable Legal Requirements, Seller shall (i) afford Buyer and its Representatives access, during regular business hours and upon reasonable advance notice, but in no event less than 48 hours prior notice, to the Employees, the Assets and the Books and Records, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Assets, Assumed Liabilities or the Business as Buyer from time to time reasonably requests and (iii) instruct the Employees and its Representatives to reasonably cooperate with Buyer in its investigation of the Assets, Assumed Liabilities and the Business. No investigation pursuant to this Section 7.3(a) shall alter any representation or warranty given hereunder by

Seller. All requests for information made pursuant to this Section 7.3(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received in any form pursuant to this Section 7.3(a) shall be governed by the terms of the Confidentiality Agreement and shall be held in confidence pursuant to Section 7.9 hereof.

(b) Following the Closing, upon the request of the other party, Seller and Buyer shall, to the extent permitted by applicable Legal Requirements and confidentiality obligations existing as of the Closing Date, grant to the other party and its Representatives during regular business hours and upon reasonable advance notice, but in no event less than 48 hours prior notice, the right, at the expense of the non-granting party, to inspect and copy the books, records and other documents in the granting party’s possession pertaining to the operation of the Assets or the Business prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) to the extent such access is reasonably required by the non-granting party for any proper business purpose. In no event shall either party have access to legally privileged information of the other party, or to the consolidated federal, state or local Tax Returns of the other party. The Seller agrees not to destroy or otherwise dispose, for a period of six years after the Closing Date, of any of the business records primarily related to the Business, Assets or Assumed Liabilities without first offering in writing to surrender such records to Buyer, and Buyer shall have 10 days after such offer to agree to take possession thereof.

7.4 Preservation of Business. During the period from the date hereof until the Closing, except as required by applicable Legal Requirements, as otherwise expressly contemplated by this Agreement or as set forth on Schedule 7.4, or with the prior written consent of Buyer, Seller shall, and shall cause its Affiliates to:

(a) operate, repair, and maintain the Assets and the Business in the ordinary course of business as currently conducted consistent with past practice;

(b) use commercially reasonable efforts to preserve the goodwill of and relationships with Governmental Authorities, customers, Suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, employees and others having business dealings with Seller or its Affiliates in connection with Seller’s or its Affiliates’ use of the Assets or operation of the Business;

(c) comply with all Legal Requirements applicable to Seller’s use of the Assets or operation of the Business and promptly provide Buyer with any notice from any Governmental Authority or other Person alleging violation of any Legal Requirement;

(d) maintain in full force and effect policies of insurance or substantially equivalent policies that relate to the Assets or the Business;

(e) not mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) any of the Assets;

(f) not sell, assign, license, grant a covenant not to sue or release, transfer, convey, lease, surrender, relinquish, permit to expire, terminate or lapse, or otherwise dispose of any right, title or interest in or to any of the Assets;

(g) not settle or compromise any claim, Liability, Action or obligation related to or in connection with the Assets, any Assumed Liability, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business or as otherwise contemplated by this Agreement;

(h) not materially amend, waive, modify or consent to the termination of any Governmental Authorization or Permit or materially amend, waive, modify or consent to the termination of rights of Seller or its Affiliates thereunder;

(i) not terminate the employment or otherwise materially modify the terms and conditions of employment (including increasing the base salary payable or entering into, renewing or amending any offer letter or other employment or consulting agreement) of any of the Target Employees other than in the ordinary course of business or as otherwise contemplated by this Agreement;

(j) not enter into any lease of real or personal property or any renewals thereof for the Assets involving a term of more than one month;

(k) not knowingly take any action which would reasonably be expected to cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action reasonably necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

(l) authorize or enter into an agreement to do any of the foregoing.

7.5 Commercially Reasonable Efforts. Seller and Buyer shall cooperate and use commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement.

7.6 Publicity. Neither Buyer nor Seller, without the prior consent of the other party, shall, and each shall cause its Representatives not to, make any public statement or press release with respect to the transactions contemplated hereby, or otherwise disclose to any person or entity the existence, terms, content or effect of this Agreement, except to the extent that disclosure is required by Legal Requirement or to comply with the obligations set forth in this Agreement. If either party determines that any disclosure is required by Legal Requirement or to comply with the obligations set forth in this Agreement, such party shall first provide an advance copy to the other party for its reasonable review and comments.

7.7 Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 12.1, neither Seller nor any of Seller’s Representatives will directly or indirectly: (i) solicit, encourage, initiate, review, accept, support, approve or participate in any negotiations or discussions with respect to, or enter into any contract or agreement in principle concerning, any inquiry, offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of the Assets or the Business, whether by purchase of assets, sale of stock or other equity, merger or consolidation, any recapitalization, liquidation, dissolution, disposition or any similar transaction, exclusive license, joint venture formation, strategic partnership or other alliance formation (each of the foregoing, an “Acquisition Proposal”), (ii) disclose any information not customarily disclosed to any Person concerning the Assets and which could reasonably be used for the purposes of formulating any Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make, participate in any discussions or negotiations with any Person with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving any Acquisition Proposal or (v) authorize or permit any of Seller’s Representatives to take any such action. Upon the execution of this Agreement, Seller shall cease, and shall cause its Representatives to cease, immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by Seller or its Representatives be returned. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, Seller shall notify Buyer as promptly as practicable (and in any event within two (2) Business Days) of the receipt by Seller or its Representatives of any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding any Acquisition Proposal or of any request for information in connection with a potential Acquisition Proposal. Such notification shall include any details of the proposal or offer, including any offer terms and conditions. Seller shall instruct each of its Representatives to observe the terms of this Section 7.7. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.7 by any Representative, whether or not such Person is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this Section 7.7 by Seller. The Seller agrees that the rights and remedies for noncompliance with this Section 7.7 shall include having such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

7.8 Notice.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (x) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (y) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (z) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8 to be satisfied, (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, (iii) any notice or other written communication from any Governmental Authority in connection with the Transaction, and (iv) any Actions commenced or, to the knowledge of Seller, threatened in writing against, relating to or involving or otherwise affecting Seller, the Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.5 or that relates to the consummation of the Transaction.

(b) Buyer’s receipt of information pursuant to this Section 7.8 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedule.

7.9 Confidentiality.

(a) Seller shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Assets or the Assumed Liabilities or related to the Business, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates to, treat as confidential and shall safeguard any information relating to the business of Seller or its Affiliates other than the Assets or the Assumed Liabilities or primarily related to the Business that becomes known to Buyer as a result of the transactions contemplated by this Agreement, except as otherwise agreed to by Seller in writing; provided, however, that nothing in this Section 7.9(b) shall prevent the disclosure of any such information, knowledge or data to any Representatives of Buyer or any of its Affiliates to whom such disclosure is necessary in the conduct of the ownership of the Assets, the handling of the Assumed Liabilities or the operation of the Business if such Persons are informed by Buyer or one of its Affiliates of the confidential nature of such information and are directed by Buyer to comply with the provisions of this Section 7.9(b).

(c) Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party. In the event that either party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by the rules or regulations of any regulatory authority having jurisdiction over such party or a stock exchange on which such party’s securities are traded) to disclose any confidential information, such party will, except as prohibited by law, notify the other party promptly of the request or requirement so that the latter party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Section 7.9. If the other party seeks a protective order or other remedy, the party obligated to disclose the confidential information shall provide such cooperation as the other party reasonably requests. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, either party is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such party may disclose the confidential information to the tribunal or other entity; provided, however, that the disclosing party shall (i) limit such disclosure to that which is reasonably required by any applicable Legal Requirement and (ii) use its reasonable best efforts to minimize the disclosure of the confidential information and to obtain, at the reasonable request of the other party, and at the other party’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the other party shall designate.

7.10 Bulk Sales Laws. Seller shall satisfy all of its Liabilities and obligations other than the Assumed Liabilities, in the ordinary course of business. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer; it being understood that any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction shall be treated as Excluded Liabilities.

7.11 Company Sale.

(a) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall limit, restrict, or prohibit the Seller or its Representatives from soliciting, encouraging, initiating, reviewing, accepting, supporting, approving, participating in any negotiations or discussions with respect to, or entering into any contract or agreement in principal concerning, any inquiry, offer or proposal (formal or informal, oral, written, or otherwise) for a Company Sale or disclosing information relating to the Seller to any Person in connection therewith.

(b) Seller shall not consummate a Company Sale on or prior to the Closing unless the buyer or the surviving entity in such transaction (a “Company Buyer”) agrees to be bound by the terms and provisions of this Agreement, assumes all of the obligations of the Seller hereunder and reaffirms the representations and warranties of the Seller contained herein.

(c) In the event that on or prior to the Closing (i) a Company Buyer that has assumed the obligations of the Seller pursuant to subsection (b) above commits a material breach (or causes the Seller to commit a material breach) of the Seller’s obligations set forth in Section 7.5 and does not cure such material breach within five (5) Business Days after receipt of notice thereof from Buyer, (ii) such uncured material breach causes a closing condition that was within Company Buyer’s or Seller’s control to become incapable of fulfillment on or prior to the Termination Date, and (iii) as a result thereof, the Buyer has the right to terminate this Agreement pursuant to Section 12.1(f) and in fact terminates this Agreement in accordance with such Section 12.1(f) prior to the Termination Date, then upon the Buyer’s written request made to the Company Buyer within two (2) Business Days after the effective date of such termination, the Company Buyer shall pay a fee of $2,000,000 by wire transfer of immediately available funds to an account designated in writing by the Buyer within ten (10) Business Days after its receipt of such written request from the Buyer (the “Break Up Fee”); provided, however, that (A) if Buyer elects to make such request, the Break Up Fee shall be its sole and exclusive remedy with respect to such material breach and with respect to any other Damages arising from or relating to this Agreement, and Buyer shall be deemed to have waived, relinquished and released any and all other rights and remedies that it may have at law or in equity arising from or relating to this Agreement, and (B) the Company Buyer shall not be obligated to pay the Break Up Fee unless Buyer executes and delivers to the Company Buyer, together with its request for the Break Up Fee, a general release of Seller, Company Buyer and their respective Affiliates and Representatives from all claims and other Damages arising from or relating to this Agreement, which general release shall become effective immediately and automatically upon payment of the Break Up Fee to the account designated by Buyer as provided above.

SECTION 8 CONDITIONS PRECEDENT TO THE CLOSING BY BUYER.

The obligation of Buyer to consummate this Agreement is subject to the fulfillment (or waiver by Buyer) at or prior to the Closing Date of the conditions set forth below.

8.1 Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement are true and correct as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date). Each of the representations and warranties of Seller that are qualified as to materiality and the representations and warranties contained in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Due Authorization, Binding Effect), Section 5.3 (No Conflicts), Section 5.8 (Assets Generally), and Section 6.6 (No Finder’s Fees) shall be true and correct, and all other representations and warranties of Seller shall be true and correct in all material respects, in each case, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

8.2 Performance. Seller shall have complied in all material respects with all covenants and agreements to be performed or satisfied by Seller on or prior to the Closing Date.

8.3 No Action. No action or proceeding shall have been instituted, pending or threatened before any Governmental Authority, or instituted, pending or threatened in writing by any Person, whether brought against Buyer or Seller, pertaining to the purchase by Buyer of the Assets, and no order shall have been issued by any Governmental Authority which would be reasonably expected to prevent, materially delay or make illegal the consummation of such purchase or would have, or be reasonably expected to have, any Material Adverse Effect.

8.4 Material Adverse Effect. No Material Adverse Effect shall have occurred.

8.5 Certificates. Buyer shall have received (a) a certificate executed by a duly authorized officer of Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that the conditions set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.6 and Section 8.7 have been satisfied; (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Seller; and (c) a certificate signed by the Secretary of the Seller attesting to the incumbency of the Seller’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents of the Seller.

8.6 Governmental Approvals. Approvals from any Governmental Authority necessary for consummation of the transactions contemplated by this Agreement shall have been timely obtained.

8.7 Consents Obtained. Each of the approvals or consents required to be obtained by Seller in connection with the transactions contemplated hereby and for the assumption by or assignment to Buyer or the Designated Purchaser, as applicable, of the Assets, including, without limitation, (a) all of the approvals and consents set forth on Schedule 8.7(a) (“Required Consents”), and (b) no fewer than 50% of the approvals and consents set forth on Schedule 8.7(b) (“Other Consents”), shall have been obtained and delivered to Buyer.

8.8 Bill of Sale; Assumption Agreement; IP Assignment Agreement. Seller shall have executed and delivered the Bill of Sale, the Assumption Agreement, the IP Assignment Agreement and any other instruments of transfer reasonably requested by Buyer to consummate and make effective the transactions contemplated by this Agreement, including without limitation such instrument(s) of transfer reasonably requested by Buyer to record transfer of the following marks to Buyer effective as of Closing: “IMAGEKIND” Australian registration number 1187683 dated February 26, 2008, and “IMAGEKIND” EU registration number 006076319 dated September 25, 2008.

8.9 Transition Services Agreement. Seller shall have executed and delivered the Transition Services Agreement to Buyer, and it shall be in full force and effect as to Seller as of the Closing.

8.10 Commercial Agreement. Seller shall have executed and delivered the Commercial Agreement to Buyer, and it shall be in full force and effect as to Seller as of the Closing.

8.11 Escrow Agreement. Seller shall have executed and delivered the Escrow Agreement to Buyer, and it shall be in full force and effect as to Seller as of the Closing.

8.12 Termination of Employment; Waiver of Rights. Seller shall have terminated each Transferred Employee in accordance with Section 7.2, and Seller shall have waived all of its rights under any agreements Seller may have with such employees, including any duty of confidentiality owed to Seller.

8.13 Approval of Documentation. Seller shall have delivered such other certificates, instruments and other documents as Buyer may reasonably request to consummate the transactions contemplated by this Agreement and the Related Agreements.

8.14 Transferred Employees. At least eighty percent (80%) of the Target Employees shall have accepted employment with the Buyer or one of its Affiliates. The employment letters entered into between Buyer and each of Gavin Jocius, Mike Keyes, Nicki Velasco, Jason Sloan and Elijah Taylor on or prior to the date hereof shall remain in full force and effect and shall not have been amended, cancelled, terminated, revoked or rescinded.

8.15 Contemporaneous Delivery and Effectiveness. All acts and deliveries prescribed by this Section 8, regardless of chronological sequence, will be deemed to occur simultaneously and contemporaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred

SECTION 9 CONDITIONS PRECEDENT TO THE CLOSING BY SELLER.

The obligation of Seller to consummate this Agreement is subject to the fulfillment (or waiver by Seller) at or prior to the Closing Date of the conditions set forth below.

9.1 Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement are true and correct as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date). Each of the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality and the representations and warranties contained in Section 6.1 (Organization, Good Standing, Corporate Power, Qualification) and Section 6.2 (Due Authorization, Binding Effect) shall be true and correct, and all other representations and warranties of Buyer shall be true and correct in all material respects, in each case, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

9.2 Performance. Buyer shall have performed or complied in all material respects with all covenants and agreements to be performed or satisfied by Buyer prior to the Closing Date.

9.3 Consideration. On the Closing Date, Buyer shall deliver, or cause to be delivered, the Purchase Price to the Seller in accordance with Section 3.1.

9.4 Certificate. Seller shall have received a certificate executed by a duly authorized officer of Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied; (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Buyer; and (c) a certificate signed by the Secretary of the Buyer attesting to the incumbency of the Buyer’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents of the Buyer.

9.5 No Actions. No action or proceeding shall have been instituted, pending or threatened before any Governmental Authority, or instituted, pending or threatened by any Person, whether brought against Buyer or Seller, pertaining to the purchase by Buyer of the Assets, and no order shall have been issued by any Governmental Authority which would reasonably be expected to prevent, materially delay or make illegal the consummation of such purchase.

9.6 Transition Services Agreement. Buyer shall have executed and delivered the Transition Services Agreement to Seller, and it shall be in full force and effect as to Buyer as of the Closing.

9.7 Commercial Agreement. Buyer shall have executed and delivered the Commercial Agreement to Seller, and it shall be in full force and effect as to Buyer as of the Closing.

9.8 Escrow Agreement. Buyer shall have executed and delivered the Escrow Agreement to Seller, and it shall be in full force and effect as to Buyer as of the Closing.

9.9 Approval of Documentation. Buyer shall have delivered such other certificates, instruments and other documents as Seller may reasonably request to consummate the transactions contemplated by this Agreement and the Related Agreements.

9.10 Contemporaneous Delivery and Effectiveness. All acts and deliveries prescribed by this Section 9, regardless of chronological sequence, will be deemed to occur simultaneously and contemporaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

SECTION 10 POST-CLOSING INDEMNIFICATION.

10.1 Survival of Representations and Warranties and Related Indemnification Rights. The representations and warranties of Seller and Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, and the parties’ right to indemnification hereunder in respect of any breaches of or inaccuracies in any such representations and warranties, shall survive the Closing and continue until 5:00 p.m., California time, on the date that is the fifteen (15) month anniversary of the Closing Date; provided, that indemnification obligations with respect to the representations and warranties contained in (a) Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Due Authorization, Binding Effect), Section 5.3 (No Conflicts), Section 5.8 (Assets Generally), Section 6.6 (No Finder’s Fees), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification) and Section 6.2 (Due Authorization, Binding Effect) (collectively, the “Fundamental Representations”) shall survive indefinitely; and (b) Section 5.11 (Employee Matters), Section 5.12 (Taxes), and Section 5.18 (Environmental Compliance) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (plus extensions for tolling of such statutes). Any willful or intentional misrepresentation or fraud (each a “Fraudulent Breach” and collectively “Fraudulent Breaches”) shall survive indefinitely. In the event notice of any claim for indemnification under Section 10.2 hereof has been given within the applicable survival period, such claim shall survive until such time as there is a Final Determination with respect to such claim. The parties acknowledge that the time periods set forth in this Section 10.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 10.1 and elsewhere in the Agreement may be shorter than otherwise provided by Legal Requirement.

10.2 Indemnification.

(a) By Seller. Subject to Section 10.2(c), Seller shall defend, indemnify and hold harmless Buyer and its Representatives (the “Buyer Indemnified Parties”) from, against and in respect of any loss, cost, charge, expense, Liability, claim, demand, action, suit, proceeding, payment, judgment, settlement, assessment, deficiency, tax, interest, penalty or damages (including reasonable fees and disbursements of counsel and accountants and other reasonable costs and expenses incident to any actual or threatened claim, suit, action or proceeding (each, an “Action”)) (collectively, the “Damages”), imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) any breach or inaccuracy of Seller’s representations and warranties under this Agreement or in any Related Agreements, excluding any Fraudulent Breach which shall be governed by Section 10.2(a)(iii), (ii) any breach of any covenant or agreement of Seller contained in this Agreement or in any Related Agreement that is to be performed prior to the Closing, and/or (iii) any Fraudulent Breach. In addition, Seller shall defend, indemnify, and hold harmless the Buyer Indemnified Parties, without limitation as to amount, duration or any other potential limitation, from and against any Damages imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (x) any breach of any covenant or agreement of Seller contained in this Agreement or any Related Agreement that is to be performed as of (e.g., conveyance and delivery of the Assets at the Closing pursuant hereto) or after the Closing and (y) any and all (1) Excluded Assets and Excluded Liabilities and (2) Taxes (or the non-payment thereof) of the Seller for all taxable periods ending on or before the Closing Date, Taxes that are the responsibility of the Seller pursuant to Section 3.2, and any and all Taxes of any Person (other than Seller) imposed on Seller as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing.

(b) By Buyer. Subject to Section 10.2(c), Buyer shall defend, indemnify and hold harmless Seller and its Representatives (the “Seller Indemnified Parties”) from and against any Damages imposed on, sustained, incurred or suffered by any of Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) any breach or inaccuracy of Buyer’s representations and warranties under this Agreement or in any Related Agreements, excluding any Fraudulent Breach which shall be governed by Section 10.2(b)(iii), (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any Related Agreement that is to be performed prior to the Closing, and/or (iii) any Fraudulent Breach. In addition, Buyer shall defend, indemnify and hold harmless the Seller Indemnified Parties, without limitation as to amount, duration or any other potential limitation, for and against any Damages imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (x) any breach of any covenant or agreement of Buyer contained in this Agreement or any Related Agreement that is to be performed as of (e.g., payment of the Purchase Price at the Closing pursuant hereto) or after the Closing and (y) any and all Assumed Liabilities.

(c) Limitations on Indemnification Liability.

(i) Other than rights to specific performance and injunctive relief with respect to a party’s covenants and agreements under this Agreement or in the event of a Fraudulent Breach, the indemnification provided under Section 10.2 shall be the sole and exclusive remedy of the parties and any other Persons claiming by or through any party (including the Indemnified Parties) with respect to this Agreement or any Related Agreement, including any misrepresentation or inaccuracy in, or breach of, any representations or warranties, or any breach or failure in performance prior to, on or after the Closing of any covenants or agreements, made by the other parties in this Agreement, any Related Agreements, or in any schedule or exhibit hereto or thereto or any document delivered pursuant to this Agreement, and each party hereby waives, to the full extent that it may do so, any other rights or remedies that may arise under any applicable Legal Requirements.

(ii) Notwithstanding any provision to the contrary contained in this Agreement, but subject to Section 10.2(c)(iv), the liability of Seller with respect to all indemnification claims under Section 10.2(a)(i) (excluding claims relating to any breach or inaccuracy of a Fundamental Representation) shall be limited to an amount equal to twelve percent (12%) of the Purchase Price in the aggregate.

(iii) Notwithstanding any provision to the contrary contained in this Agreement, but subject to Section 10.2(c)(iv), the liability of Buyer with respect to all indemnification claims under Section 10.2(b)(i) (excluding claims relating to any breach or inaccuracy of a Fundamental Representation) shall be limited to an amount equal to twelve percent (12%) of the Purchase Price in the aggregate.

(iv) Section 10.2(c)(ii) and (iii) shall not apply to:

(A)	claims for indemnification under Section 10.2(a)(i) or 10.2(b)(i) of this Agreement based on any breach or inaccuracy of a Fundamental Representation, the liability for each of which shall be limited to the Purchase Price;

(B)	claims for indemnification under Section 10.2(a)(ii) or 10.2(b)(ii) of this Agreement, the liability for each of which shall be limited to the Purchase Price;

(C)	claims for indemnification under Section 10.2(a)(iii) or 10.2(b)(iii) of this Agreement, the liability for each of which shall not be limited hereunder; or

(D)

claims for indemnification under the last sentence of Section 10.2(a) of this Agreement with respect to Excluded Assets or Excluded Liabilities, or claims for indemnification under the last sentence of Section 10.2(b) of this Agreement with respect to Assumed Liabilities, the liability for each of which shall not be limited hereunder. For purposes of this subsection 10.2(c)(iv)(D),

“Excluded Liabilities” shall not include subsection 2.4(d) with respect to violation of Legal Requirement or environmental matters or subsection 2.4(a).

(d) Notwithstanding anything contained herein to the contrary, following a final determination that a breach of a representation or warranty has occurred, for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty, which has the effect of making such representation or warranty less restrictive (as if such word were deleted from such representation and warranty).

(e) Claim Notice. In the event an Indemnified Party shall have a claim against an Indemnifying Party, the Indemnified Party shall deliver a written notice of such claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party, and not more than 30 days after having received original notice of the claim. Such Claim Notice shall set forth the estimated amount of the Damages (which estimate shall not be conclusive of the final amount of such claim) (to the extent reasonably available at such time) for which the Indemnified Party is seeking indemnification hereunder (the “Claimed Amount”) and a summary in reasonable detail of the basis for the claim (to the extent reasonably available at such time). The failure to deliver a Claim Notice within such 30-day period shall not affect whether the Indemnifying Parties are liable for indemnification hereunder unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

(f) Third Party Claims.

(i) Subject to the provisions of Sections 10.2(f)(ii) and 10.2(f)(iv) below, in the event any claim for indemnification hereunder results from or in connection with any claim or legal proceeding by a third party (a “Third Party Claim”), the Indemnifying Parties at the sole cost and expense of the Indemnifying Parties, shall have the right to control the defense and settlement of such claim if the Indemnifying Parties give notice of the intention to do so to the Indemnified Parties within thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by any court proceeding) after the Indemnifying Parties receive such Claim Notice, subject to the limitations below, and shall have the right to select and retain legal counsel, which counsel shall be reasonably satisfactory to the Indemnified Party, to defend or settle any claim or demand. The Indemnified Party shall have the right to retain its own counsel, at its sole expense, to monitor the defense or settlement of any claim or demand.

(ii) The Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim with respect to which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves any claim made by any customer or supplier of the Business, other than a customer or supplier that is also a customer or supplier to the Indemnifying Party, or (D) involves a claim if, as a result of the application of the provisions of Section 10.2(c)(ii), less than 100% of the Damages reasonably expected to result from the Third Party Claim would be indemnifiable hereunder.

(iii) By assuming the defense of a claim or demand, the Indemnifying Party shall be deemed to have conclusively acknowledged its obligation to indemnify the Indemnified Party with respect to such claim or demand to the extent required pursuant to this Agreement. In the event that the Indemnifying Party fails to give notice of its intention to control the defense and settlement of any Third Party Claim within the period prescribed in Section 10.2(f)(i), or affirmatively notifies the Indemnified Party in a writing delivered within such period that it does not desire to control the defense and settlement of any Third Party Claim, or the Indemnifying Party fails to diligently pursue the defense of such assumed claim or demand, the Indemnified Party shall conduct or reassume the defense of and shall have the right, subject to Section 10.2(f)(iv), to settle any such Third Party Claim (and the costs and expenses incurred by the Indemnified Party in connection with such defense or settlement shall be included in the Damages for which the Indemnified Party may seek indemnification pursuant to a claim made hereunder). The Indemnifying Parties shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim and shall have the right to retain its own counsel, at its sole expense, to monitor the defense or settlement of any such claim or demand.

(iv) The party conducting the defense of a claim shall only have the right to settle and compromise any claim or demand if (A) the other party to this Agreement provides its prior written consent to such settlement or compromise, which consent shall not be unreasonably withheld or delayed; or (B) other than with respect to a claim assumed by an Indemnified Party pursuant to Section 10.2(f)(ii), upon prior written notice to the other party so long as such settlement or compromise (1) expressly and unconditionally releases the other party from all liabilities and obligations with respect to such claim or demand and (2) will not impose any injunctive or other equitable relief against the other party.

(g) Response to Claim Notice. Within fifteen (15) calendar days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response, in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive the full Claimed Amount, (ii) agree that the Indemnified Party is entitled to receive a portion of the Claimed Amount (an “Agreed Amount”), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount, specifying in reasonable detail the basis for such dispute. If the Indemnifying Party does not respond within such 15-day period, it will be deemed to have conceded that the Indemnified Party is entitled to receive the Claimed Amount. If the Indemnifying Party delivers a response in accordance with Section 10.2(g)(i), such response shall be deemed a Final Determination for the purposes of Section 10.2(i) with respect to the Claimed Amount. If the Indemnifying Party delivers a response in accordance with Section 10.2(g)(ii), such response shall be deemed a Final Determination for the purposes of Section 10.2(j) with respect to the Agreed Amount.

(h) Dispute. During the twenty (20) calendar day period following the delivery of a response from the Indemnifying Party in accordance with Section 10.2(g)(ii) (with respect to the difference between the Claimed Amount and the Agreed Amount) or Section 10.2(g)(iii) (with respect to the Claimed Amount) (a “Dispute”), the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such twenty (20) calendar day period or any other period as agreed upon between the parties in writing, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration, and the provisions of Section 10.3 shall become effective with respect to such Dispute.

(i) Payment of Indemnification Obligation. Upon a final determination of an indemnification claim made by the Indemnified Party, whether such final determination is by reason of (a) a failure of the Indemnifying Party to respond to a Claim Notice in accordance with Section 10.2(g), (b) the Indemnifying Party delivering a response in accordance with Section 10.2(g)(i) or Section 10.2(g)(ii), (c) the resolution of a Dispute in accordance with Section 10.2(h), (d) the mutual agreement of the Indemnified Party and the Indemnifying Party, (e) the final decision of the arbitrator(s) in accordance with Section 10.3, or (f) a final judgment of a court of competent jurisdiction that is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed (each a “Final Determination”), then the amount of the Damages stated in, or arising from, such Final Determination shall be paid promptly, but in no event more than five (5) Business Days after the date of such Final Determination, by the Indemnifying Party. If the Indemnifying Party is Buyer, payment of damages shall be by wire transfer of immediately available funds. If the Indemnifying Party is the Seller, payment of Damages shall be first from the Escrow Amount and second, if the Escrow Amount is insufficient, by wire transfer of immediately available funds.

10.3 Arbitration.

(a) Any Dispute arising out of or in connection with this Agreement or the Related Agreements, or the breach, termination or invalidity thereof (including any controversy or claim sounding in tort), shall be finally settled by arbitration in accordance with the rules of arbitration then in effect of the Judicial Arbitration and Mediation Services, Inc. Any party hereto may initiate a binding arbitration proceeding for the final resolution of any Dispute by delivering a notice to the other party hereto, describing the Dispute to be arbitrated. The place of arbitration shall be in Delaware.

(b) The arbitration shall be conducted before a single arbitrator jointly selected by the parties. If the parties are unable to agree upon the arbitrator within ten (10) days from receipt of the notice with request for arbitration, the Indemnifying Party and Indemnified Party each shall choose one arbitrator and the two arbitrators so selected shall select a third arbitrator. The third arbitrator shall conduct the arbitration.

(c) Notwithstanding any contrary provision of the rules of arbitration then in effect of the Judicial Arbitration and Mediation Services, Inc., the parties to the arbitration shall be entitled to undertake discovery in the arbitration as determined by the arbitrator(s) at his or her discretion; provided, that such discovery shall not exceed more than (i) 10 witness depositions, plus the depositions of any expert designated by the other party, (ii) 25 interrogatories, and (iii) 30 document requests. The arbitrator(s) shall have authority to hear and rule upon all discovery motions.

(d) Unless otherwise required by law (including securities laws and the rules of The NASDAQ Stock Market LLC), the parties to this Agreement undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Subject to the limitations described in this Section 10.3(d), information covered by the confidentiality undertaking in this Section 10.3(d) may not, in any form, be disclosed by either party to a third party without the prior written consent of the other party.

10.4 Set-Off. If the Seller shall fail to pay any amounts that it is obligated to pay to the Buyer (or any Buyer Indemnified Party) under this Agreement, the Transition Services Agreement, or the Commercial Agreement, including, without limitation, any amounts that it is obligated to pay pursuant to the indemnification obligations set forth in this Section 10, then Buyer or any of its Affiliates may, in addition to any other rights and remedies that may be available, set off all or any portion of such amounts against any amounts due and owing from the Buyer or any of its Affiliates to the Seller, including, without limitation, the Escrow Amount. Any amounts so set off shall be deemed to have been paid to the Seller as of the date on which written demand for payment of the amount in question was given to the Seller. For the avoidance of doubt, the right of set off hereunder shall only apply to (a) amounts that the Seller expressly agrees are payable to the Buyer or a Buyer Indemnified Party, and/or (b) or amounts that are finally determined to be payable to the Buyer or a Buyer Indemnified Party (whether by mutual agreement, arbitration, judicial decision or otherwise).

SECTION 11 POST-CLOSING COVENANTS.

11.1 Employee Non-Solicitation. At all times until the third anniversary of the Closing Date, Seller shall not, and shall cause its subsidiaries and controlled Affiliates not to, directly or indirectly, (i) hire, solicit to employ, or solicit to provide services to Seller or any of its subsidiaries or controlled Affiliates, (x) any Transferred Employee who is then currently employed by or who was employed within the then previous 6 months by Buyer or an Affiliate of Buyer, or (y) any Person with whom Seller had contact in connection with Buyer’s investigation of the Business or the Business or negotiation of this Agreement who is then currently employed by or who was employed within the then previous 6 months by Buyer or an Affiliate of Buyer, or (ii) induce or attempt to induce (x) any Transferred Employee who is then currently employed by or who was employed within the then previous 6 months by Buyer or an Affiliate of Buyer, or (y) any Person with whom Seller had contact in connection with Buyer’s investigation of the Business or the Business or negotiation of this Agreement who is then currently employed by or who was employed within the then previous 6 months by Buyer or an Affiliate of Buyer, to terminate his or her employment or association with Buyer or its Affiliates. For purposes of this Section 11.1, the term “solicit” shall not include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to (x) any Transferred Employee who is then currently employed by or who was employed within the then previous 6 months by Buyer or an Affiliate of Buyer, or (y) any Person who participated in the investigation of the Business or the Business or negotiation of this

Agreement who is then currently employed by or who was employed within the then previous 6 months by Buyer or an Affiliate of Buyer. For purposes of this Section 11.1, each 6 month period set forth above is agreed to be a 12 month period with respect to each of Gavin Jocius, Mike Keyes, Nicki Velasco, Jason Sloan and Elijah Taylor

11.2 Non-Competition. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, the Seller covenants and agrees not to, and shall cause its subsidiaries and controlled Affiliates not to, directly or indirectly and anywhere in the United States or Canada, other than pursuant to the transactions expressly contemplated or permitted by the Commercial Agreement:

(a) conduct, manage, operate, or engage in, or have an ownership interest in any business or enterprise engaged in, whether as principal, manager, agent, consultant, equity holder, partner, investor, lender or member or in any other capacity, any business or enterprise (or subsidiary or division thereof) that markets, sells, manufactures or fulfills products or services that transform photographs and images into canvas works of art; or

(b) solicit or endeavor to entice away from the Buyer or the Business, or endeavor to reduce the business conducted with the Buyer or the Business by, any Person who is, or was within the one-year period prior hereto, a customer, licensee, or client of, supplier, vendor, licensor, or service provider to the Business.

11.3 Certain Acknowledgements.

(a) Seller acknowledges and agrees that Buyer may be irreparably harmed if Seller or its subsidiaries or Affiliates breach the covenants contained in this Section 11 (the “Restrictive Covenants”) and that any such breach would result in a substantial loss of goodwill by Buyer. Seller further acknowledges and agrees that the Restrictive Covenants and agreements set forth in this Section 11 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the full benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 11. Seller acknowledges that the restrictions set forth in this Section 11 are reasonable and necessary to protect the goodwill of the Business being purchased by Buyer hereunder. The parties intend that these Restrictive Covenants shall be deemed to be a series of separate covenants, one for each and every state of the United States of America and province of Canada. If, at the time of enforcement of the Restrictive Covenants, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Legal Requirements.

(b) Seller acknowledges and agrees that money damages would not provide an adequate remedy for any breach of this Section 11 and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of these Restrictive Covenants. If either Seller or a subsidiary or Affiliate of Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall, whether or not it is pursuing any potential remedies at law, have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy; and

(ii) the right and remedy to require Seller or such subsidiary or controlled Affiliate to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

11.4 Outstanding Consents. During the Transition Period Seller shall use commercially reasonable efforts to secure, as promptly as practicable and at its own expense, any consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement, including, without limitation, all Required Consents and Other Consents, to the extent such consents, approvals, waivers and authorizations were not obtained and delivered to Buyer at or prior to the Closing.

11.5 Cooperation on Tax Matters. After the Closing, Seller and Buyer agree to cooperate with each other in connection with any inquiry, audit, determination or proceeding affecting the Liability of either of them for Taxes, and, in connection with the determination of any such Liability, each of them shall make available to each other within a reasonable amount of time, at no cost to the requesting party, any documents, correspondence, reports, books and records and any other materials bearing on such Tax inquiry, audit, examination, proceeding or determination then in the possession of the requested party; provided that each party shall be reimbursed for any reasonable out-of-pocket expenses it incurs in assisting another party under this Section 11.5. Each party further agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed. The Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Business and the Assets relating to periods ending on or prior to the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) not to destroy or otherwise dispose of any such books and records without first offering in writing to surrender such books and records to Buyer, and Buyer shall have 10 days after such offer to agree to take possession thereof.

SECTION 12 TERMINATION.

12.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

(a) with the mutual written consent of Seller and Buyer;

(b) by Seller or Buyer, if the Closing shall not have taken place on or before April 15, 2015 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to (i) Seller if the failure of Seller to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date or (ii) Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date;

(c) by Seller or Buyer if any permanent injunction or other order of a Governmental Authority of competent authority preventing the consummation of the Transaction shall have become final and non-appealable; provided that the party seeking termination shall have used commercially reasonable efforts to remove such injunction or order;

(d) by Seller or Buyer if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Authority that would make consummation of the Transaction illegal;

(e) by Seller if any of the conditions set forth in Section 9 shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by Seller, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by Seller; or

(f) by Buyer if any of the conditions set forth in Section 8 shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by Buyer, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by Buyer.

In the event of termination by Seller or Buyer pursuant to this Section 12.1 (other than Section 12.1(a)), written notice thereof shall be given to the other party.

12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 7.6 (Publicity), Section 7.11 (Company Sale), Section 13.1 (Notices), Section 13.2 (Expenses), Section 13.3 (Counterparts; Facsimile Signatures), Section 13.4 (Governing Law), Section 13.5 (Integration and Construction), Section 13.6 (Waivers and Amendments), Section 13.8 (Successors and Assigns) and Section 13.9 (Severability) (and any related definitional provisions set forth in Section 1) which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

SECTION 13 GENERAL PROVISIONS.

13.1 Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, faxed or sent by electronic mail to the following addresses or to such other address as the parties hereto may designate in writing:

Seller:

CafePress Inc.

6901 Riverport Drive

Louisville, Kentucky 40258

Attn: General Counsel

Email: rhensley@cafepress.com

with a copy to, which shall not constitute notice:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attn: Jorge del Calvo, Esq.

Fax: (650) 233-4545

Email: jorge@pillsburylaw.com

Buyer:

Circle Graphics, Inc.

120 Ninth Avenue

Longmont, Colorado 80501

Attn: Chief Executive Officer

Email: acousin@circlegraphicsonline.com

with a copy to, which shall not constitute notice:

Foley & Lardner LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Attn: Susan E. Pravda, Esq.

Email: spravda@foley.com

All such notices, requests, consents and other communications shall be deemed to be properly given (a) if delivered personally to the address as provided in this Section, upon delivery, (b) if delivered by facsimile transmission or electronic mail to the facsimile number or email address as provided for in this Section 13.1, upon delivery confirmation if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) if sent by registered or certified mail, three (3) Business Days after the same has been deposited in the mail, addressed and postage prepaid as set forth above and (d) if delivered by overnight courier to the address as provided in this Section 13.1, on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

13.2 Expenses. Each party will pay for its own legal, accounting, investment banking or valuation services, and any and all other costs and expenses incurred with respect to the transactions contemplated hereby and the negotiation and execution of this Agreement.

13.3 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Agreement may be executed and delivered by facsimile or .PDF signature, and upon such delivery the facsimile signature or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

13.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

13.5 Integration and Construction. This Agreement, the Confidentiality Agreement and the Related Agreements (including in each case all schedules and exhibits hereto or thereto) shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. Upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect. Any captions to, or headings of, the sections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation of this Agreement. Where the context so requires, words used in any gender shall be deemed to include other genders, and the singular number shall include the plural and vice versa. Unless the context requires otherwise, wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed followed by the words “without limitation.” The Recitals appearing at the beginning of this Agreement, and the Exhibits and Schedules attached hereto, are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement. Each party hereto and such party’s counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any Exhibits or Schedules attached hereto.

13.6 Waivers and Amendments. No amendment, modification, supplement or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.7 Injunctive Relief. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach, and each party agrees to waive any requirement to post any bond in connection with obtaining such relief.

13.8 Successors and Assigns. This Agreement may not be assigned, in whole or in part, by any party hereto without the prior written consent of the other party; provided, that prior to Closing, Buyer may, without the prior written consent of Seller, assign all of its rights and obligations under this Agreement to any Affiliate of Buyer (the “Designated Purchaser”). No assignment made in accordance with this Section 13.8 shall be deemed valid unless the assignee executes and delivers to the non-assigning party hereto a joinder agreement in a form reasonably satisfactory to both the Buyer and the Seller, whereby the assignee agrees to be bound by the terms and provisions of this Agreement, assumes all of the obligations of the assignor hereunder and reaffirms the representations and warranties contained herein. Any purported assignment in violation of this Section 13.8 is void. Subject to the foregoing, this Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns.

13.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13.10 Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof.

13.11 No Third Party Beneficiaries. Except as expressly provided by this Agreement, nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties to this Agreement and their respective permitted successors or assigns any rights (including, without limitation, third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties to this Agreement as partners or as participants in a joint venture. Except as expressly provided by this Agreement, this Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

BUYER:

CIRCLE GRAPHICS, INC.
a Delaware corporation

By:	/s/ Andrew Cousin
Name:	ANDREW COUSIN
Title:	CEO

SELLER:

CAFEPRESS INC.
a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

BUYER:

CIRCLE GRAPHICS, INC.
a Delaware corporation

By:
Name:
Title:

SELLER:

CAFEPRESS INC.
a Delaware corporation

By:	/s/ Garett Jackson
Name:	Garett Jackson
Title:	Chief Financial Officer

EXHIBIT A

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of                     , 2015 (the “Closing Date”), by and between Circle Graphics, Inc., a Delaware corporation (“Buyer”), and CafePress Inc., a Delaware corporation (“Seller”). Capitalized terms set forth herein but not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of February 11, 2015 (the “Asset Purchase Agreement”), and the execution and delivery of this Agreement is a condition to consummation of the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, in connection with and after the transactions contemplated by the Asset Purchase Agreement, the Buyer and Seller desire that the Seller provide certain transition services relating to the Business on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound, agree as follows:

1. Transition Services.

(a) Services. From and after the Closing Date, during the term of this Agreement as set forth in Section 8 (the “Transition Period”), and subject to the terms and conditions set forth herein, Seller shall provide, or cause one or more of its Affiliates or Subcontractors to provide (the providing party, the “Providing Party”), to Buyer or one or more of its Affiliates (the receiving party, the “Receiving Party”), in accordance with the standards set forth in Section 12 below, the services specified on Annex A hereto (each of the categories described on Annex A and each other service required hereunder, a “Service” and, collectively, the “Services”). The Services provided by Seller hereunder shall only be made available for, and Buyer shall only be entitled to utilize such Services for the benefit of the Business. With respect to use of the Seller’s EZPrints builder application as part of the Services provided by Seller hereunder, such use is hereby permitted and provided subject to a nonassignable, nontransferable, nonexclusive, non-sublicensable, limited license solely as contemplated by, and subject to the terms and conditions of, this Agreement.

(b) Fees. In consideration for the performance of the Services in accordance with this Agreement, Buyer shall pay the fee set forth on Annex A for each service; provided, however, that in the event any fees for Services are not set forth on Annex A, Buyer shall pay an amount equal to the Cost Recovery Basis for such Service. As used herein, “Cost Recovery Basis” means the aggregate sum of all expenses, costs, fees, penalties and assessments directly related to the provision of Services to the Receiving Party by the Providing Party (other than such expenses, costs, fees, penalties and assessments resulting from a breach of (i) this Agreement or any other agreement related to the Services, (ii) applicable Legal Requirements, or (iii) the standards set forth in Section 12 below, in each case, by the Providing Party).

(c) Cooperation.

(i) The Parties shall cooperate and use commercially reasonable efforts to obtain the consent of any licensors of Software or any other third party that may be required in connection with the provision of any of the Services hereunder. If any such third party requires a payment in order to make the Services available to the Receiving Party hereunder, each Party shall promptly notify the other Party of this additional cost and the Parties shall use all reasonable best efforts to provide an alternative arrangement to achieve the results intended (and the Parties shall cooperate with respect thereto). In any such case, if the Parties are unable to agree upon an alternative arrangement, each Party shall have the option to elect to terminate any of the Services associated with the required consent. As of the date of this Agreement, neither party expects that a third party will require payment in order to make the Services available to the Receiving Party hereunder

(ii) Provided that Buyer is not in breach of its obligations set forth in Section 7, prior to the termination of this Agreement, the Providing Party shall cooperate with the Receiving Party as reasonably requested by the Receiving Party to effect an orderly transition of the Services provided hereunder and shall use commercially reasonable efforts to assist the Receiving Party to complete the transition as promptly as practicable. In addition, the Providing Party will facilitate and support the Receiving Party in the conversion of all necessary systems from the Providing Party’s systems to the Receiving Party’s systems, including support of the mapping and transferring of files. The Parties agree to cooperate in good faith and to use their commercially reasonable efforts to mutually develop a conversion plan to effect the orderly transition of the Services from the Providing Party’s systems to the Receiving Party’s systems. In connection therewith, the Parties will in good faith consider modifications to the initial Transition Dates, and will negotiate in good faith with respect to the cost, if any, of conversion services to be provided after the final Transition Date.

2. Representatives. Buyer and Seller shall each designate one representative to act as a contact person with respect to all issues relating to the provision of Services under this Agreement. The initial Buyer representative shall be              and the initial Seller representative shall be             . Each representative’s contact information is set forth on Annex B hereto. A Party may designate a replacement representative at any time upon notice to the other Party in accordance with Section 18 below.

3. Limitation on Services. Except as set forth on Annex A, the Providing Party shall have no obligation to upgrade, enhance or otherwise modify any computer hardware, Software or network environment currently used in the Business or to provide any support or maintenance services for any computer hardware, Software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, Software or network environments that is currently used in the Business.

4. Additional Services. Upon the Receiving Party’s request for additional transition services (“Additional Services”) that are necessary for the Receiving Party to operate the Business in a manner similar to or compatible with its existing businesses, policies, or practices, representatives of the Providing Party and the Receiving Party will negotiate in good faith regarding amending Annex A to include the Additional Services and the terms and conditions (including, without limitation and if necessary, cost and extension of the Transition Period) upon which such Additional Services will be provided. Any such Additional Services shall be mutually agreed to and the fees thereof shall be effective as of the date of execution of an amendment to this Agreement by duly authorized representatives of the Parties hereto.

5. Subcontractors. The Providing Party may, directly or through one or more of its Affiliates, hire or engage (and/or continue to engage) one or more subcontractors or other third parties (each, a “Subcontractor”) to perform any or all of its obligations under this Agreement; provided, that: (i) the Providing Party remains ultimately responsible for ensuring that the obligations with respect to the nature, quality and standards of care set forth in Section 1 are satisfied with respect to any Service provided by any Subcontractor; (ii) the use of any Subcontractor will not increase any costs, fees or expenses payable by the Receiving Party hereunder; and (iii) the use of any Subcontractor will not adversely affect the quality or timeliness of delivery of any Service provided to the Receiving Party.

6. Title to The Providing Party’s Equipment; Management and Control.

(a) Except as provided in Section 6(c) below, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by a Providing Party in connection with the provision of Services hereunder (collectively, the “Provider’s Equipment”) shall remain the property of such Providing Party, and, except as otherwise provided herein, shall at all times be under the sole direction and control of such Providing Party.

(b) Except as otherwise provided herein, management of, and control over, the provision of the Services (including the determination or designation at any time of the Provider’s Equipment, employees and other resources of the Providing Party to be used in connection with the provision of the Services) shall reside solely with such Providing Party. Without limiting the generality of the foregoing, all labor matters relating to any employees of the Providing Party shall be within the exclusive control of such parties, and the Receiving Party shall take no action affecting, or have any rights with respect to, such matters.

7. Billing and Payment.

(a) The Receiving Party shall promptly pay when due any bills and invoices that it receives from the Providing Party for services provided under this Agreement. Within ten days after the last day of each month during the Transition Period, or such longer period as the Providing Party reasonably requests, Seller shall provide Buyer with an invoice specifying the Services performed in accordance with this Agreement in the immediately preceding month and the payments due in connection therewith. Unless otherwise provided herein or on Annex A, not later than thirty (30) days following receipt by Buyer of such invoice, subject to receiving, if requested, any appropriate reasonably requested support documentation to substantiate the amounts reflected on such invoices, Buyer shall pay the amounts properly reflected on all such invoices by check or wire transfer of immediately available funds in accordance with the instructions provided by the Seller in writing to Buyer. Should Buyer dispute any portion of any invoice, Buyer shall promptly notify Seller in writing of the nature and basis of the dispute.

(b) The Parties shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other Party. Notwithstanding anything to the contrary set forth herein, neither Buyer nor any Receiving Party shall be liable for, and the Providing Party shall pay, all Taxes, duties, customs, assessments and other fees and charges (excluding any Taxes on the income of Buyer or any Receiving Party) imposed by any Governmental Authority in connection with the Services; provided, however, that to the extent a Providing Party collects sales, use or excise taxes on behalf of the Buyer or any Receiving Party in connection with the Services, the Providing Party shall forward such collections to the Buyer and the Buyer shall be responsible for remitting such collections to the applicable Governmental Authority.

8. Term of Agreement; Termination.

(a) Unless earlier terminated under the terms of this Section 8 or Section 9 or extended by written agreement of the Parties hereto, this Agreement will expire with respect to each Service on the date on which the Receiving Party has notified the Providing Party that the Receiving Party has commenced such Service (or a substitute therefor) on its own behalf, which shall be a date no later than the date on which the maximum duration specified in the Annex A for such Service has expired and in any event, no later than [                    ] following the Closing Date with respect to such Service, the “Transition Date”). The Providing Party shall not be obligated to provide any Service following the Transition Date with respect to such Service; provided, however, that if Buyer or the Receiving Party prior to such Transition Date reasonably requests that such Service continue after such Transition Date, the Parties shall, upon Buyer’s request, negotiate in good faith with respect to extending the Transition Period with respect to such Service.

(b) Upon the occurrence of the final Transition Date for the last remaining Service to be provided hereunder, this Agreement shall automatically terminate.

(c) The Providing Party may terminate this Agreement with respect to one or more Services upon ten (10) days written notice to the Receiving Party in the event of the failure of the Receiving Party to make undisputed payments within ten (10) days of when due, provided that such termination shall be limited solely to the portion of the individual Service affected by such non-payment.

(d) Either Buyer or the Seller may terminate this Agreement immediately upon notice to the other Party:

(i) if the other Party files a petition of bankruptcy or the equivalent thereof or becomes the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the filing date thereof, or becomes insolvent, or admits a general inability to pay its debts as they become due (except where the Party in question is still able to pay fees due under this Agreement as they become due); or

(ii) upon the material breach of this Agreement by the other Party where such breach is not remedied within thirty (30) days after written notice thereof has been given by such Party; or

(iii) upon the material breach by the other Party of any of its representations, warranties, covenants or agreements contained in the Asset Purchase Agreement, where such breach is not remedied prior to the expiration of the applicable cure period set forth therein, if any.

(e) Notwithstanding any other provision in this Agreement to the contrary, (i) if this Agreement is terminated for any reason, the Receiving Party shall remain liable for the payment of fees and expenses accruing for the period prior to termination even though such fees may not become due until after termination, and (ii) in the event of termination of this Agreement pursuant to this Section 8 or Section 9, Sections 6(a), 7, 8, 9, 13, 14, 16, and 19 through 25 shall continue in full force and effect.

9. Termination by Buyer. Subject to Section 8(e), Buyer may terminate any or all of the Services at any time prior to the expiration of the period specified on Annex A (including any renewal period) upon at least ten (10) days’ prior written notice to the Providing Party or such shorter period if agreed to by the Providing Party. If Buyer terminates performance of all of the Services pursuant to this Section 9, then such termination shall constitute the termination of this Agreement.

10. Personnel.

(a) From the Closing Date until the termination of this Agreement, each Providing Party shall employ or retain all employees and other personnel and resources necessary, as determined by the Providing Party in its sole discretion, to enable it to perform the Services and its other obligations hereunder; provided, however, that nothing set forth in this Section 10 shall limit the standards of performance required under this Agreement, including, but not limited to, the requirements set forth in Section 12 of this Agreement.

(b) If the employment of any Transferred Employee or employee of Seller (collectively, the “Service Employees”) who is primarily dedicated to the Services under this Agreement is terminated (each such Service Employee whose employment is so terminated, a “Former Employee”), whether voluntarily or involuntarily, the Party with whom such Former Employee was employed at the time of termination shall use commercially reasonable efforts to replace such Former Employee with an employee or independent contractor having like competence and qualifications (taking into account the original job description for the relevant position). Nothing herein shall prevent a Party from terminating the employment of any Service Employee.

11. Covenants of the Parties.

(a) The information that each Party provides to the other under this Agreement shall be, to the best of that Party’s knowledge, complete and accurate as of the date that it is delivered.

(b) Each Party shall comply with all applicable Legal Requirements in all material respects.

(c) The Receiving Party shall take all steps reasonably necessary to permit the Providing Party to provide its Services hereunder on a timely basis and in accordance with the service standards set forth in this Agreement and the Annex hereto, including, but not limited to, responding to all correspondence and communications of any Party within a reasonable period of time.

(d) Each Party may request of another Party reports and information as they relate to the Services provided under this Agreement, subject to the confidentiality requirements of Section 14 hereof, with such reports and information being delivered within a reasonable time following such request. Access to reports and information will be provided by each Party to any other Party as is reasonably required to enable each Party to perform any Service required hereunder.

(e) The terms “Party” and “party” as used in this Agreement shall be deemed to include Seller, each Providing Party, Buyer and each Receiving Party. Seller shall cause each Providing Party to comply with those provisions of this Agreement that apply to a Providing Party, and Buyer shall cause each Receiving Party to comply with those provisions of this Agreement that apply to a Receiving Party. All obligations of Seller and any Providing Party under this Agreement shall be deemed joint and several obligations of Seller and all Providing Parties. All obligations of Buyer and any Receiving Party under this Agreement shall be deemed joint and several obligations of Buyer and all Receiving Parties.

12. Standards of Performance.

(a) The Providing Party shall provide the Services in substantially the same manner and on substantially the same basis and with at least the same degree of care, skill, diligence, priority, frequency and volume provided by the Providing Party to the Business during the [            ] period immediately prior to the Closing Date, but in no event on less than a commercially reasonable efforts basis (unless expressly specified otherwise in Annex A).

(b) The Providing Party shall provide all Services in a good and workmanlike manner and in accordance with the standards set forth herein and the Annex and in a professional, ethical and businesslike manner consistent with general industry standards and in accordance with all applicable Legal Requirements.

(c) The Parties hereby agree that in every instance they shall protect, enhance and promote the good name and reputation of the other Parties hereto, and refrain from any activity that could harm the name or reputation of any of the Parties hereto.

(d) The Providing Party shall use commercially reasonable efforts to avoid commingling any of the Buyer’s business records, material, Confidential Information and other data with its own such business records, material, Confidential Information and other data.

(e) Each Party shall inform the other Parties of all material developments, issues or problems related to the Services in a timely manner as soon as reasonably practicable following the occurrence thereof.

(f) Nothing in this Agreement shall require or be interpreted to require the Providing Party to provide to the Receiving Party any Service beyond the scope and content of this Agreement, except as otherwise mutually agreed by the Parties in writing and pursuant to the applicable provisions hereof.

(g) If the Services do not conform to the foregoing warranties, then the Receiving Party shall have the right to require the Providing Party to either (i) perform the Services again, properly and at no additional expense to Buyer or the Receiving Party, or (ii) provide an adjustment to the fees payable pursuant to Section 7 in such reasonable proportion as the nonconforming Services relate to the total Services provided in the applicable month. Such rights shall be in addition, and without prejudice, to all other rights available under this Agreement, applicable Legal Requirements and otherwise.

13. Relationship of the Parties.

(a) It is expressly understood and agreed that the Parties are independent contractors of each other for all and any purposes whatsoever.

(b) Nothing contained in this Agreement nor the consummation of the transactions contemplated herein shall be construed to create a partnership, association, joint venture, agency relationship or the relationship of employer and employee between the Parties, nor shall their officers, directors, or employees be considered employees or agents of another Party for any purpose. Nothing in this Agreement shall permit any Party to create or assume any obligation on behalf of, or otherwise bind, another Party for any purpose. No Party shall have any power to act for or represent another Party, except as expressly set forth herein, and shall not hold itself out as the agent of another Party.

(c) Seller or the Providing Party, as applicable, is solely responsible for persons performing the Services pursuant to this Agreement. Such persons shall not be subject to the discretion or control of Buyer or any Receiving Party for any purpose and shall remain at all times employees of Seller or the Providing Party, as applicable. No Party, nor its employees, contractors or subcontractors shall be deemed to be employees, contractors or subcontractors of any other Party, it being fully understood and agreed that no employees of any Party are entitled to benefits or compensation from any other Party. Each Party is wholly responsible for (i) all costs and expenses of its employees providing Services pursuant to this Agreement, including all salary and benefits; (ii) withholding and payment of all applicable federal, state and local and other taxes, including, without limitation, income tax, social security taxes, unemployment compensation tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to its own employees, including any contributions from them as required by law; and (iii) all fringe benefit programs for which such employees may be eligible.

14. Confidentiality. The Parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement dated August 4, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Buyer and its officers, employees, accountants and counsel by the Seller in connection with this Agreement, and all information furnished to the Seller by Buyer and its officers, employees, accountants and counsel pursuant to this Agreement, shall be deemed to be “Evaluation Material” pursuant to the Confidentiality Agreement, and Buyer and Seller shall be fully liable and responsible under the Confidentiality Agreement for any breach of the terms and conditions thereof by their respective subsidiaries, officers, employees, accountants, counsel and other Representatives. Furthermore, without limiting the foregoing, each of the parties hereto hereby agrees to keep the subject matter of, and the terms and conditions of, this Agreement (except to the extent contemplated hereby) or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential as “Evaluation Material” pursuant to the terms and conditions of the Confidentiality Agreement.

15. Third Party Non-Disclosure Agreements. To the extent that any third party proprietor of information or Software to be disclosed or made available to the Receiving Party in connection with performance of the Services hereunder requires a specific form of non-disclosure agreement as a condition of its consent to use of the same for the benefit of the Receiving Party or to permit the Receiving Party access to such information or Software, the Receiving Party shall execute if required (and shall cause the Receiving Party’s employees to execute, if required) any non-disclosure or similar agreement in substantially the same form executed by the Providing Party.

16. Limitation of Liability; Disclaimer

(a) Neither Party nor any of its Affiliates shall be liable to the other Party, its Affiliates or any third party for, and each Party irrevocably waives any claim to any special, incidental, punitive, exemplary, multiplied, indirect, or consequential (including loss of revenues or profits) damages of any kind arising from any claim relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such Party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, all of which are hereby excluded by agreement of the Parties regardless of whether or not any Party to this Agreement has been advised of the possibility of such damages.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER SPECIFICALLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR PURPOSE AND NON-INFRINGEMENT.

17. Force Majeure. If the Providing Party is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays beyond the reasonable control of such Providing Party by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of such Providing Party or other acts of God, then upon prior written notice to the Receiving Party which notice shall include a description of the circumstances in question, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and the Providing Party shall have no liability to the Receiving Party, its Affiliates or any other person in connection therewith. The Providing Party and the Receiving Party shall make commercially reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability. If the Providing Party is unable to provide any of the Services due to such a disability, each Party shall use its commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory to the other Parties. In addition, upon becoming aware of a disability causing a delay in performance or preventing performance of any obligations of the Providing Party under this Agreement, the Receiving Party shall have the right, but not the obligation, to engage subcontractors to perform such obligations for the duration of the period during which such disability delays or prevents the performance of such obligation by the Providing Party. Except to the extent such delay is caused by the wrongful act or omission of the Providing Party, any costs arising from such failure or delay shall be borne by the Party incurring the costs.

18. Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, faxed or sent by electronic mail to the following addresses or to such other address as the parties hereto may designate in writing:

Seller:

CafePress Inc.

6901 Riverport Drive

Louisville, Kentucky 40258

Attn: Chief Financial Officer

          General Counsel

Fax:

Email:

with a copy to, which shall not constitute notice:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attn: Jorge del Calvo

Fax: (650) 233-4545

Email: jorge@pillsburylaw.com

Buyer:

Circle Graphics, Inc.

Attn: Chief Executive Officer

120 Ninth Avenue

Longmont, Colorado 80501

Email: acousin@circlegraphicsonline.com

with a copy to, which shall not constitute notice:

Foley & Lardner LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Email: spravda@foley.com

Attn: Susan E. Pravda, Esq.

All such notices, requests, consents and other communications shall be deemed to be properly given (a) if delivered personally to the address as provided in this Section, upon delivery, (b) if delivered by facsimile transmission or electronic mail to the facsimile number or email address as provided for in this Section 18, upon delivery confirmation if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) if sent by registered or certified mail, three (3) Business Days after the same has been deposited in the mail, addressed and postage prepaid as set forth above and (d) if delivered by overnight courier to the address as provided in this Section 18, on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 18). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

19. Successors and Assigns. The rights of either Party under this Agreement shall not be assignable by such Party hereto without the prior written consent of the other Party and any attempted assignment without such consent shall be void and without legal effect; provided that any such assignment shall not relieve such Party from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Except as set forth below, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 19 any right, remedy or claim under or by reason of this Agreement. Each Providing Party and Receiving Party is a third-party beneficiary of this Agreement and shall have the right to enforce the provisions of this Agreement to protect its rights and interests. There are and shall be no other third-party beneficiaries of this Agreement. Notwithstanding the foregoing, for the sake of clarity and in accordance with Section 11(e) hereof, the Parties acknowledge and agree that (i) the provision of services and performance of obligations hereunder by any Providing Party other than Buyer shall not be deemed an assignment hereunder in whole or in part, and shall not require the consent of any other Party, and (ii) the receipt of services and performance of obligations hereunder by any Receiving Party other than Seller shall not be deemed an assignment hereunder in whole or in part, and shall not require the consent of any other Party.

20. Entire Agreement; Amendments. This Agreement and the agreements and annexes referred to herein and the documents delivered pursuant hereto contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties hereto (it being understood, however, that the Asset Purchase Agreement and agreements contemplated thereby, including the Confidentiality Agreement, set forth certain additional understandings between Seller and Buyer regarding their relationship after the Closing Date). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties hereto.

21. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

22. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

23. Execution in Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or other electronic transmission), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to Seller and Buyer.

24. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

25. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

26. Annexes. Annex A and B shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date set forth above, all effective as of the Closing Date.

BUYER

Circle Graphics, Inc.

By
Name
Title

SELLER

CafePress Inc.

By
Name
Title

Annex A

The following Services, in each case relating to the Business, will be provided following Closing for the fees and term as set forth below; provided, however, in the event Buyer requires any of the Services following the date, as defined by the Term below, following the Closing, all monthly service fees and listed below shall increase by 10% for each month such Services are used thereafter.

Service Description	Fees	Term
A. General Ledger and Accounting[1]		Up to 3 months

Seller shall provide the following Services related to the General Ledger for a monthly service fee of $9,500 per month and the additional fees as listed below.

Seller will continue to host, provide access, support & maintenance for the general ledger and all associated modules, including Accounts Receivable, Inventory, Accounts Payable, Purchasing, etc. The employees and contractors of Buyer will continue to have access to reports existing at time of closing. Seller will continue to provide the same level of functional support for the general ledger and reporting in place for the remainder of the Company.	No additional one-time fee	Up to 3 months

Set up a new company ledger for the Business for utilization by Buyer following the Closing.	One-time fee of $ 12,000

Migrate beginning balances for the Purchased Assets and Assumed Liabilities from Seller’s books to the new company ledger.	One-time fee of $ 1,500

Seller assumes no responsibility for purchase accounting adjustments.	No additional one-time fee	Up to 3 months

[1]	Buyer may only terminate the Services included under “General Ledger” during the Term upon at least twenty-one (21) days’ prior written notice to Seller.

Seller will ensure general ledger access and capability is provided to Buyer employees and contractors in a manner consistent with the environment that Seller company employees	No additional one-time fee	Up to 3 months

System interfaces to the general ledger for items like banking transactions, sales, etc. will continue during the transition service period.	No additional one-time fee	Up to 3 months

Monthly closing schedule will be consistent with the Seller’s. Ledger cycles during closing will remain consistent with Seller’s practice. Buyer will be responsible for any adjustments related to Buyer’s month-end closing, if necessary.	No additional one-time fee	Up to 3 months

Seller will make available the current master files during the transition services period. Buyer will be responsible to update the sales / receivables and vendor / payables master data files. After Closing, one copy of the master files will be provided when requested by the Buyer.	No additional one-time fee	Up to 3 months

Seller to provide General Accounting support during Closing.	No additional one-time fee	Up to 3 months

Ongoing use of foreign exchange rate data service	No additional one-time fee	Up to 3 months

Provide bank statements and statements of accounts for items like Litle, American Express Merchant and PayPal, etc. after Closing.	No additional one-time fee	Up to 3 months

Provide access and use of Litle, American Express Merchant and PayPal Accounts after Closing	No additional one-time fee	Up to 3 months

Compliance with the law and accounting principles after Closing is Buyer’s responsibility.	No additional one-time fee	Up to 3 months

Capitalization of time and effort for Web Capitalization will be the responsibility of the Buyer after Closing.	No additional one-time fee	Up to 3 months

Completion the account reconciliations (accounts receivable, inventory, accounts payable, etc.) on the newly created Buyer ledger will be the responsibility of the Buyer	No additional one-time fee	Up to 3 months

B. Inbound and Outbound Freight Seller shall provide the following Services related to Inbound and Outbound Freight for a monthly service fee of $1,500 per month.		Up to 6 months

Buyer to be permitted to continue to use UPS, FedEx, DHL, or any other carrier on Seller’s accounts post close. If any of Seller’s shipping rates (fuel surcharge, base rate, etc.) increase or decrease during the term of this service they will be adjusted for Buyer accordingly.	Actual costs to be billed weekly.	Up to 6 months

Buyer will be responsible for selecting the carrier and determining the level of service to be used for each individual shipment after Closing	No additional one-time fee	Up to 6 months

Seller will continue to manage the relationship with UPS, FedEx, DHL, or any other carrier on Seller’s accounts during the transition service for packages shipped under Seller’s contracts, including negotiating terms with carriers. This does not restrict Buyer’s to negotiate with shippers for their individual contracts after the TSA period.	No additional one-time fee	Up to 6 months

Account numbers for UPS, FedEx, DHL, or any other carrier on Seller’s accounts shall remain the same post close unless Seller determines it is in the best interest to change the account numbers.	No additional one-time fee	Up to 6 months

Audits will continue to be performed by Seller post close. Any benefit for an audit that specifically relates to Buyer’s post close activity or account will be reimbursed to Buyer.	No additional one-time fee	Up to 6 months

Buyer will reimburse Seller for shipping costs incurred on a weekly basis	Actual costs to be billed weekly.	Up to 6 months

Seller will provide reports to Buyer in a manner similar to that prior to closing. Canned or already established reports required to Buyer for Buyer’s negotiation of a new contract will be provided upon request.	No additional one-time fee	Up to 6 months

Consistent with prior to Close, Buyer is responsible for all freight charges associated with returned and/or undeliverable packages. This also includes Return to Vendor charges and/or 3rd party charges associated with designers/vendors	Actual costs to be billed weekly	Up to 6 months

Buyer will continue to receive a shipping detail with billing, and via carrier on-line reporting in the same manner as prior to Closing. All reporting via carrier on-line services will be made available to Buyer until TSA termination	No additional one-time fee	Up to 6 months

C. Accounts Receivables and Cash Receipts		Up to 3 months

Seller shall provide the following Services related to Accounts Receivable and Cash Receipts for a monthly service fee of $0 per month.

Accounts receivable collection efforts will be the responsibility of the Buyer after closing	No additional one-time fee	Up to 3 months

Buyer will perform cash application of accounts receivable after Closing	No additional one-time fee	Up to 3 months

Seller will continue to host, provide support & maintenance for the accounts receivable application. Seller will also provide access to the application for employees transferred to Buyer.	No additional one-time fee	Up to 3 months

Credit risk assessment including, assignment of credit to new customers, reevaluation of credit with current customers and placing customers on hold, will be determined by Buyer after Closing	No additional one-time fee	Up to 3 months

Set up of new customers will be performed by Buyer.	No additional one-time fee	Up to 3 months

Invoice terms established for any shared customers to remain consistent with Seller terms while TSA services are provided. For customers not shared, all change in terms during the TSA period shall be the responsibility of the Buyer.	No additional one-time fee	Up to 3 months

Seller may not write-off any of Buyer’s accounts receivable.	No additional one-time fee	Up to 3 months

All bad debt calculations and the related bad debt reserve accounting are the responsibility of the Buyer	No additional one-time fee	Up to 3 months

Buyer shall be responsible for communicating, in writing, new bank account information to Seller before any system, cash application or other migration.	No additional one-time fee	Up to 3 months

Seller cash collections of Buyer’s post- Closing sales and accounts receivable to be settled weekly. This shall include Litle, PayPal, etc. accounts that may not be transacted through the accounts receivable system.	No additional one-time fee	Up to 3 months

Access to Litle, PayPal, etc. activity specific to Buyer that may not be transacted through the accounts receivable system will be made available after Closing.	No additional one-time fee	Up to 3 months

D. Payroll

Seller shall provide no payroll Services

Buyer is responsible to book month end closing payroll accrual during transition period.

Seller is not responsible for any costs related to the recruitment or replacement of Buyer’s employees. At Seller’s discretion, they may provide assistance to Buyer in recruitment and replacement.

E. Accounts Payable		Up to 3 months

Seller shall provide the following Services related to Accounts Payable for a monthly service fee of $0 per month plus the per transaction costs identified below.

Seller will pay accounts payable amounts identified and processed by Buyer after Closing.	No additional one-time fee	Up to 3 months

Seller with provide a list of checks to be paid to vendors and Buyer will authorize all payments prior payments being made.	No additional one-time fee	Up to 3 months

Seller will continue to host, provide support & maintenance for the accounts payable application. Seller will also provide access to the application for employees transferred to Buyer.	No additional one-time fee	Up to 3 months

Buyer will reimburse Seller weekly for all payments made for Buyer, this excludes the costs mentioned below for TSA services.	No additional one-time fee	Up to 3 months

Set up of new vendors will be performed by Buyer.	No additional one-time fee	Up to 3 months

Entry / submission of data required to process / generate a payable in the Seller’s system shall be the responsibility of the Buyer after Closing.	No additional one-time fee	Up to 3 months

Charges on a per transaction basis	Invoice Type	Rate Per Transaction

	Check	$2.50

	Wire (Domestic)	$ 18.00

	Wire (International)	$32.00

F. Credit and Purchasing Cards[2]		Up to 60 days

Seller shall provide the following Services related to Credit and Purchasing Cards for a monthly service fee of $1,000 per month.

Seller to continue to provide access to credit cards for employees in possession of a card at time of Closing. All expenses charged to the cards will be reimbursed Buyer. Buyer shall use best efforts to obtain replacement cards after Closing. Buyer is responsible to reimburse Seller for all charges incurred after Closing charged by Target, Transferred or contractor employees included in this transaction.	No additional one-time fee	Up to 60 days

Seller to provide expenses reimbursement to Buyer employees and contractors consistent with past practices	No additional one-time fee	Up to 60 days

Seller to download credit card transactions statement and provide files to Buyer to Buyer can book transactions into their ledger. Transactions and associated files will be provided in a manner consistent with Seller past practices.	No additional one-time fee	Up to 60 days

Amounts due to Seller related to the use of credit cards, etc. will be settled weekly	Actual costs to be billed weekly.	Up to 60 days

Weekly files and at each month end files will be sent to Buyer to permit Buyer to book the weekly activity and month end accrual required for credit card activity.	No additional one-time fee	Up to 3 months

[2]	Buyer may only terminate the Services included under “Credit and Purchasing Cards” during the Term upon at least fourteen (14) days’ prior written notice to Seller.

G. Audit and Tax Cooperation		N/A

Seller shall provide the following Services related to Audit and Tax Cooperation.

Provide historical data and information and access to personnel to assist Buyer in the preparation and completion of tax returns and/or audits.	One-time fee of $3,125 paid by Buyer to Seller.	N/A

Buyer will provide Seller with assistance in closing Seller’s books for the period ending on Closing Date.	One-time fee of $6,250 paid by Buyer to Seller.	N/A

H. General[3]		Up to 3 months

Seller shall provide the following General Services for a monthly service fee of $2,000 per month.

Provide general Transition Services support including: IT and phone system migrations, credit cards, purchasing cards, assistance in resolving questions/concerns arising from monthly billing, ad-hoc analysis, and general accounting activity, etc.	No additional one-time fee	Up to 3 months

In the event system upgrade or enhancements are made to Seller applications which the Buyer utilizes, the Buyer will be included in the upgrade or enhancement. There will be no additional charge for an upgrade or enhancement unless the upgrade or enhancement was performed at the request of Buyer.	No additional one-time fee	Up to 3 months

[3]	Buyer may only terminate the Services included under “General” during the Term upon at least twenty-one (21) days’ prior written notice to Seller.

Provide support associated with Transitional Services including but not limited to Seller’s accounts payables, accounts receivable, and ledger systems, which shall be billed until such time as Buyer no longer requires Transition Services from Seller.	No additional one-time fee	Up to 3 months

Provide pre-close levels of support services and treat Buyer the same as other Seller’s parties pre-close.	No additional one-time fee	Up to 3 months

Destroy or delete any and all information that relates to Seller and / or any of the sub-businesses, other than the business in this transaction, in electronic or paper format as soon as possible after Closing but no later than 60 days after Closing.	No additional one-time fee	N/A

The following is a list of services that Buyer does not require and which Seller will not be providing services: Sarbanes Oxley / Compliance Support, Fixed Assets Support, Tax Support (Income, Sales and Use, Property, etc.), Insurance Support, Banking Support (Overdraft protection, Credit Lines, Bank Account Administration, etc.), Operations Support, etc.	No additional one-time fee	N/A

I. IT/Technology		Up to 365 days

Seller shall provide the following Services related to IT/Technology for the fees as listed below.

Buyer to pay seller hourly rate for support from development, architect, IT Management, and Project management support for time spent during transition and separation activities. For development and architect support hours are not to exceed 10 hours/week or go beyond 90 days. Development/architect support currently requested from buyer specifically for IMS and Groupon API integration. Hours will be tracked by resource and compiled for monthly billing	Developer: $80/hr; Architect: $100/hr; IT Mgmt: $100/hr; and Project Mgmt: $125/hr to be billed monthly.	Up to 365 days

Buyer to cover Seller’s travel expenses associated with supporting IT and other related separation activities; will provide receipts of travel	Actual costs to be billed as needed.	Up to 365 days

Seller to allow use of cafepresseast.com domain for up to a year post close due to strategic value to business	Annual Mark Monitor domain and management fees	Up to 365 days

Seller to provide PCI compliant order taking processing via phone or email via customer service for buyer after Closing. The service will be provided in the same manner and quality as prior to Closing.	$1,000 per month	Up to 90 days

Seller to pay credit card processing fee of 2.3% of sales price for all sales transactions processed by Buyer (Litle, American Express Merchant and PayPal Accounts, etc.) during TSA period.	2.3% of sales price to be billed monthly.	Up to 90 days

Seller to support export of all existing emails to PST file for set up in Buyer’s email system and to forward email addresses for 365 days; Buyer has hosted account and would like to set up new accounts in there to forward to.	No additional one-time fee	Up to 365 days

Seller to provide access to buyer of Cisco phone system and licenses until buyer is ready to fully separate. At that time Buyer to purchase phone system from seller at current book value. At that time licenses for use of Cisco phone system can be purchased by buyer from seller to transition or they will convert back to seller.	Book value of phone system and licenses.	Up to 90 days

Seller to provide access to all accounts; subscriptions, and licenses until they can be separated and assigned to Buyer’s billing up to 30 days after Closing (does not include access to Cisco phone system; CP domain, email, or other core functions for purposes of running the business or handling accounting or other purposes-that access is called out separately)	No additional one-time fee	Up to 60 days

Seller to provide Buyer support and access for Foreign Currency Exchange service until such a time they are able to transition to their own	No additional one-time fee	Up to 90 days

Seller to provide access to Buyer of all domains and IT related systems including support for issues up to 60 days while new domains are established	No additional one-time fee	Up to 60 days

Seller to provide VPN access until new VPN is established. Will be necessary for continued access to CP domains until finance is fully transitioned-up to 90 days	No additional one-time fee	Up to 90 days

Buyer to maintain usage of MPLS connection until all transition and separation activities are completed and pay monthly fees for service. This allows facilitation of those activities. When separation and transition activities are completed Seller to coordinate disconnect of MPLS service unless Buyer as decided to assume the service.	$4237.57 billed by AT&T	Up to 365 days

Buyer will continue to have access and use of EZ Prints builder at costs consistent to prior to Closing. Pricing and more details about usage will be formalized in an agreement after Closing. That agreement will replace this TSA service.	No additional one-time fee	N/A

Upon request Seller will provide one copy of the database tables (or excel format equivalents) necessary for the migration of data to Buyer’s ERP system, including but not limited to the following tables: Customer, Vendor, A/R, A/P, Product, Inventory, etc.	No additional one-time fee	N/A

Annex B

Representative Contact Information

Representative for Buyer:

Representative for Seller:

EXHIBIT B

COMMERCIAL AGREEMENT

ART FULFILLMENT AGREEMENT

This Fulfillment Agreement (the “Agreement”) is by and between CafePress Inc., a Delaware corporation, having a place of business at 6901A Riverport Drive, Louisville, Kentucky 40258 (collectively “CafePress”) on the one hand, and Circle Graphics, Inc., a Delaware corporation (“Company”) on the other hand (each a “party” and collectively the “parties”), effective as of             , 2015 (the “Effective Date”).

RECITALS

WHEREAS, CafePress is an e-commerce retailer of, among other things, customized canvas wall art, panoramic canvas photographs and other wall art as set forth in Exhibit A;

WHEREAS, Company offers printing and manufacturing of customized canvas wall art, panoramic canvas photography and other wall art as set forth in Exhibit A; and

WHEREAS, CafePress and Company further desire that (a) the Products (as defined below) be included in CafePress’ assortment of products available for purchase through the CafePress Service (as defined below), and (b) all purchases of Products be fulfilled exclusively, except as otherwise provided herein, by Company.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained and for other good and valuable consideration, intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

1.1 “CafePress Cost” shall have the meaning ascribed to such term in Section 9.1.

1.2 “CafePress Customer Service” shall mean the payment processing and customer service support related to Products sold through the CafePress Service.

1.3 “CafePress Customers” shall mean individuals or entities that purchase the Products through the Website. Any reference to “Customer” shall include any one of the Customers.

1.4 “CafePress Marketplace Content” shall mean content available through CafePress from the CafePress Service other than CafePress User Content.

1.5 “CafePress Marketplace” shall mean the CafePress online marketplace for the creation, customization and purchase of merchandise.

1.6 “CafePress Service” shall mean the Internet-based services offered by CafePress available through the Websites, including without limitation, the Create & Buy Service, the Internet-based storefronts, the CafePress Marketplace, EZ Prints, Inc. Marketplace, application programming interfaces, and web pages.

1.7 “CafePress Users” shall mean individuals or entities that create and upload User Content intended to be featured on the Products.

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1.8 “Company Content” shall mean have the meaning set forth in Section 5.

1.9 “Company Marks” shall mean those Marks that are owned by or licensed to Company. Any reference to “Company Mark” shall include any one of the Company Marks.

1.10 “Company Shipping Materials” shall mean the shipping and packing materials that will be used by Company to ship the Products to Customers.

1.11 “Content” shall mean User Content, CafePress Marketplace Content and Company Content.

1.12 “Create & Buy Service” shall mean the services offered by CafePress to allow for customization and purchase by Customers of the Products.

1.13 “Inventory” shall mean the items intended to serve as Products under this Agreement to be held at Company’s warehouse.

1.14 “Marks” shall mean trademarks, trade names, service marks, website addresses, logos and/or trade dress. Any reference to “Mark” shall include any one of the Marks.

1.15 “Products” shall mean the products set forth on Exhibit A which will be available for customization by, and printing, purchase and sale through, the CafePress Service. Additional Products may be added from time to time, subject to the parties’ mutual agreement. Any reference to “Product” shall include any one of the Products.

1.16 “Purchase Order” shall have the meaning set forth in Section 7.

1.17 “Shipping Account” shall mean the shipping account number that CafePress provides to Company for shipping of Products to Customers.

1.18 “Third Party Distribution Channels” shall mean any and all third party internet, shopping, or other ecommerce sites or feeds through which CafePress sales and distributes products as determined by CafePress in its sole discretion.

1.19 “User Content” shall mean the content uploaded by CafePress Users intended for use or available for use with the Products.

1.20 “Website” shall mean the websites and domains owned and operated by CafePress and its affiliated companies, currently existing or later developed or acquired, including but not limited to, www.cafepress.com, and www.ezprints.com and any other domain extension of “cafepress” and any solely geographic and/or language designation domains later developed or acquired by CafePress.

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2. TERM.

2.1 This Agreement shall remain in effect for three (3) years from the Effective Date (the “Initial Term”) and shall automatically renew for additional one (1) year terms (each a “Renewal Term”) unless either party provides written notice to the other party of its intent not to renew this Agreement no later than 30 days prior to the end of the Initial Term or the then-current Renewal Period, as applicable. The Initial Term and any and all Renewal Terms shall be collectively referred to herein as the “Term.”

2.2 Either party may immediately terminate this Agreement if the other party: (i) breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice; or (ii) becomes insolvent or seeks protection under any bankruptcy or comparable proceeding.

2.3 Upon expiration or termination of this Agreement, each party shall promptly (i) cease all use of the other party’s Marks, and (ii) return, or, if agreed to by the other party, destroy all such other party’s content, Products, promotional materials and Confidential Information (as defined below) delivered or disclosed, together with all copies thereof. Notwithstanding the foregoing, after termination of this Agreement, CafePress may retain a copy of any Content used on Products and images of Products for accounting and archival purposes. Termination or expiration of this Agreement shall not prejudice any claim of either party accrued on account of any default or breach of the other.

2.4 The following Sections will survive the expiration or termination of this Agreement: 1, 2, 9, 11 - 13, and 15 - 27.

3. PARTIES OBLIGATIONS.

3.1 CafePress Obligations. In addition to obligations set forth elsewhere in this Agreement, CafePress agrees as follows:

3.1.1 CafePress shall sell Products to Customers through the CafePress Service and Third Party Distribution Channels. The responsibilities of CafePress shall include, but not be limited to, providing mechanisms through the Create & Buy Service to:

(a)	view and display User Content and Company Content on the CafePress Website;

(b)	view and display Products and allow for decoration of Products on the CafePress Website using User Content;

(c)	support transfer of order details from CafePress’ order and checkout system to Company for fulfillment; and

(d)	allow access to order status information once the Products have been shipped.

3.1.2 CafePress shall also feature the availability of the Products in the CafePress Product Assortment which allows CafePress Customers to purchase Products containing CafePress Marketplace Content or CafePress User Content uploaded by existing and future CafePress Users and shall have the option, at its discretion, to offer the Products for sale through Third Party Distribution Channels.

3.1.3 CafePress will purchase Products exclusively from Company, on an “as needed” basis at the CafePress Cost set forth on Exhibit A annexed hereto. CafePress shall not directly or indirectly perform or provide any printing, fulfillment or shipping relating to orders of Products, or engage or enter into any agreement or arrangement with any third party to perform or provide any printing, fulfillment or shipping relating to orders of Products.

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Notwithstanding the foregoing, the exclusivity described above shall not apply with respect to a specific Product if:

3.1.3.1	(a) CafePress has a contractual obligation to sell the Product to a CafePress partner at a price that is equal to or greater than 95% of the applicable CafePress Cost, (b) CafePress is able to purchase the same Product at a price that is at least five percent (5%) less than the applicable CafePress Cost, as evidenced by a bona fide writing provided by a bona fide alternate third party supplier (an “Alternate Quote”), and (c) the Company elects not to match the price set forth in the Alternate Quote, after receipt of a copy of the Alternate Quote and a five (5) business day opportunity to provide notice that it will match such price;

3.1.3.2	the Company is repeatedly unable to meet the demand of CafePress for such Product in all material respects including hitting the ship dates as set forth in paragraph 8 herein, after written notice and a thirty (30) day opportunity to cure; or

3.1.3.3	the Product repeatedly fails to meet the quality standards set forth in Section 12.2, after written notice and a thirty (30) day opportunity to cure.

3.1.4 CafePress shall have the right to reproduce the Company Marks on the CafePress Services as reasonably necessary to promote and market the Products for the Create & Buy Service, the CafePress Service, the CafePress Marketplace and the Third Party Distribution Channels in accordance with Section 11.2.

3.2 Company Obligations. In addition to obligations set forth elsewhere in this Agreement, Company agrees as follows:

3.2.1 Company shall provide all printing, fulfillment and shipping relating to orders of Products. Company’s responsibilities shall include, but not be limited to, procuring and maintaining all facilities and equipment customarily employed by businesses of its sort, with appropriate amounts of warehousing and loading dock space and with computer hardware and software to track and control Inventory records.

3.2.2 Company shall maintain all Inventory and Company Shipping Materials in a safe, dry place that protects such items from damage, discoloration or deterioration and shall maintain an ERP system that tracks and accounts for Inventory.

3.2.3 Company will manage all Inventory and assure that appropriate levels of Inventory are available to satisfy orders for the Products.

3.2.4 Company shall not discontinue or change a Product unless such change or removal is (i) required by law or (ii) mutually agreed to by the parties.

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3.2.5 During the Term of this Agreement and for a period of two (2) years after its expiration or termination, Company shall obtain and maintain the following policies of insurance: (i) workers’ compensation and/or disability insurance, in amounts as required by applicable law, and (ii) commercial and general liability insurance with a combined single limit of not less than two million U.S. Dollars ($2,000,000 U.S.). For each policy year of the Term, as regards the insurance required in item (ii) above, Company shall furnish CafePress with a certificate of insurance naming “CafePress and its parents, subsidiaries and affiliates” as additional insured parties. In no event shall Company’s failure to obtain the required policies of insurance, or to provide CafePress with the required certificate of insurance, constitute a waiver of the requirement for same.

4. PRODUCTS AND PRICING. The Products and corresponding CafePress Cost for each Product are listed on Exhibit A attached hereto. CafePress, at its own discretion, shall determine the retail price for the Products sold through the CafePress Services, including, without limitation, modifications of the price and variations in pricing between items offered through the Create & Buy Service and items offered otherwise on the CafePress Marketplace or Third Party Distribution Channels. At any time after the first twelve (12) months of the Term, but in any event not more than once every twelve (12) months, the parties agree, upon request, to review pricing and to negotiate – in good faith – reasonable changes in the CafePress Cost to reflect changes in business and/or market conditions, including changes in the requirements of CafePress Partners.

5. COMPANY CONTENT. Company shall submit content to CafePress for merchandizing on the CafePress Service (“Company Content”). Company hereby grants to CafePress a non-exclusive, non-transferable, royalty-free right to use, reproduce and display the Company Content on the CafePress Service or Third Party Distribution Channels.

6. MARKETING PROGRAM SCOPE. CafePress may engage, in its sole and absolute discretion, in any and all marketing, SEM and SEO activities, to drive traffic to the CafePress Service and Third Party Distribution Channels to maximize sales of Products.

7. ORDER PROCESSING AND FULFILLMENT.

7.1 CafePress shall take and process all orders for the Products from CafePress Customers through an electronic purchase order (“Purchase Order”). A Purchase Order will be issued by CafePress to Company via EDI, TCN or similar electronic process on a prompt, ongoing basis, but in any event, no more than twelve (12) hours after each Purchase Order is placed by a Customer, excluding regularly scheduled maintenance of the Website and systems supporting the CafePress Services. Company shall be responsible for all aspects of Purchase Order fulfillment, including the storage and handling associated with the Products.

7.2 Company shall provide order status updates in a format and manner as agreed upon by the parties.

7.3 All Products produced pursuant to this Agreement shall be manufactured at one of the following locations: (i) 120 Ninth Avenue, Longmont, CO 80503, or (ii) 10700 World Trade Boulevard, Raleigh, NC 27617-4220. Products may not be produced at any other facility or location without the prior written consent of CafePress, which shall not be unreasonably withheld or delayed. Company shall provide all information reasonably requested by CafePress in connection with its review of proposed production locations.

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8. SHIPPING. Company shall ship the Products to Customers on CafePress provided Shipping Accounts. Shipping to CafePress Customers will occur on or before the ship date required under the Purchase Order, which shall be no sooner than four (4) business days from receipt of the Purchase Order. CafePress will ensure that through the order process or at checkout, CafePress Customers will be made aware of the applicable anticipated shipping times for the Products purchased to the extent they deviate from CafePress’ standard shipping options. Company shall only ship ordered Products and shall not make any substitutions. Shipping costs shall be at CafePress’ expense through CafePress’ provided shipping account; provided that Company will be responsible for the costs of all Company Shipping Materials. Once Company has shipped the Products to a CafePress Customer, Company shall, in a manner agreed to by the parties, transmit to CafePress a ship notice, which shall include order information and tracking number. In the event that Company misses any Shipping SLA as set forth in Exhibit A, it shall be solely responsible for upgrading the shipping method to ensure on time delivery in accordance with the terms of the Purchase Order. All upgraded shipping shall be at Company’s sole cost and expense.

9. PAYMENTS TO COMPANY.

9.1 At the end of each week during the Term, Company will invoice CafePress for the CafePress Cost for each Product as set forth in Exhibit A (“CafePress Cost”) sold and shipped to CafePress Customers through the CafePress Service in the preceding week. Company shall provide CafePress with a weekly reporting of shipments of Products sold through the CafePress Services along with delivery of the invoice for sales and shipments of Products occurring in the preceding week. CafePress will remit payment to Company of the CafePress Cost for such Products sold for which CafePress has received full payment from the CafePress Customer within thirty (30) days of CafePress’ receipt of invoice from Company.

9.2 CafePress will be entitled to retain any amount received from CafePress Customers over and above the CafePress Cost, including amounts relating to shipping.

9.3 For all Products sold through the CafePress Service, CafePress will be solely responsible for determining whether any sales or use tax is payable to any governmental authority and, if so payable, withholding, collecting and remitting to the appropriate governmental authority any such tax.

10. CUSTOMER SERVICE AND RETURNED PRODUCTS.

10.1 CafePress shall provide all CafePress Customer Service. Company shall provide reasonable support to CafePress customer support in efforts to resolve any shipping issues attributable to Company performance of its shipping obligations under this Agreement.

10.2 CafePress will handle all returns/refunds/redos (collectively “Returns”) of Products by any CafePress Customer in accordance with the policies found in the CafePress Service at the time of the corresponding Purchase Order. The current return policy for the CafePress Service as of the date hereof, is found on www.cafepress.com. CafePress shall reimburse each Customer for Returns.

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10.3 Company shall be responsible for the cost of all Returns attributable to Company’s non-performance of its manufacturing, fulfillment, shipping or other obligations as set forth herein (each, a “Company Caused Return”). To the extent that CafePress has paid Company the CafePress Cost relating to a Company Caused Return, Company shall reimburse CafePress the CafePress Cost paid plus all Shipping Costs related to such Company Caused Return. In the event of a Company Caused Return before CafePress is obligated under Section 9 to make payment to Company of the CafePress Cost relating to the applicable Product, CafePress shall not have any obligation to make payment of the CafePress Cost with respect to such Product, and Company shall be responsible for all Shipping Costs related to such Company Caused Return.

11. INTELLECTUAL PROPERTY

11.1 Company and CafePress mutually acknowledge that each party owns the intellectual property rights in its own products, services, Marks, and images, including without limitation, those rights protected by patent, copyright, trademark and trade secret laws. Nothing in this Agreement creates, or is intended to create, and no party shall acquire through the use of the other party’s intellectual property, any right, title or interest in the intellectual property of the other, unless expressly provided for in this Agreement. Each party agrees never to assert any right or interest in or to the Confidential Information or intellectual property of the other party, except as expressly provided for in this Agreement.

11.2 Company hereby grants to CafePress, during the Term, a worldwide, non-transferable, non-exclusive, royalty-free, revocable right and license to use the Company Marks, for the sole and exclusive purpose of promoting, marketing, advertising and selling Products through the CafePress Service and Third Party Distribution Channels as provided for in this Agreement.

11.3 CafePress hereby grants to Company, during the Term, a worldwide, non-transferable, non-exclusive, royalty-free, revocable right and license to use CafePress’ Confidential Information and intellectual property including, but not limited to, the CafePress Service, CafePress Marks, and Images provided by and/or belonging to CafePress, for the sole and exclusive purpose of fulfilling Company’s obligations under this Agreement.

11.4 Any use by either party of the other party’s Marks shall not tarnish or dilute the high-quality image and reputation of the other party and the goodwill that the other party has established in its Marks. In the event that an owner of a Mark determines, in its sole discretion, that such tarnishment or dilution has occurred, or is likely to occur, the owner reserves the right to terminate all rights to use the Marks granted herein to the other party. Neither during nor after the termination of this Agreement shall a party assert any claim to the other party’s Marks or associated goodwill. All uses of a Mark shall inure to the benefit of the owner of such Mark.

11.5 Except as provided for in this Agreement, neither party shall use the other party’s Marks in combination with or as part of a composite mark. In no event shall either party cause any Internet domain names to be registered that incorporate the other party’s Marks or any marks or names confusingly similar thereto.

11.6 Each party agrees that it shall neither itself nor permit any other individual or entity, to (i) disassemble, decompile, decrypt or reverse engineer or in any other way attempt to discover or reproduce source or object code for, any part of the other party’s owned or licensed intellectual property; (ii) alter, modify, copy, distribute or prepare derivative works based on the

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other party’s owned or licensed intellectual property; (iii) make the other party’s intellectual property available for use in a time-sharing, service bureau or similar environment; or (iv) use any part of the other party’s intellectual property to create, invent or develop any computer program or other invention, work or device that performs, replicates, or utilizes the same or substantially similar functions as the other party’s intellectual property.

11.7 Notwithstanding anything to the contrary in this Agreement, (i) as between Company and CafePress, CafePress shall own any and all rights, including all intellectual property rights, in and to the CafePress Service and business, and (ii) as between Company and CafePress, Company shall own any and all rights, including all intellectual property rights, in and to the Company Content.

12. REPRESENTATIONS AND WARRANTIES.

12.1 Each party represents and warrants to the other party (i) that it has the full power and authority to enter into and perform under this Agreement; (ii) the execution and performance by it of its obligations under this Agreement do not constitute a breach of or conflict with any other agreement or arrangement by which it is bound; (iii) this Agreement is a legal, valid and binding obligation of the party executing this Agreement; and (iv) it will comply with all applicable laws, regulations and rules in its performance of this Agreement.

12.2 Company hereby represents and warrants that (A) the Products and any resulting customized Product shall (i) be new and not used, reconditioned or refurbished, and will comply in all material respects with all specifications for the Product order, (ii) comply in all material respects with all applicable federal and state laws, rules, regulations, and ordinances, (iii) be free from material defects, and (iv) shall not infringe upon or violate the intellectual property rights of any third party; (B) the Company Shipping Materials shall be of commercially reasonable quality and meet legal and industry standards for their intended purpose of shipping the Products to Customers; and (C) if requested, Company shall supply CafePress will all necessary and customary certificates of compliance for the Products. Notwithstanding the foregoing, the Company shall not be in breach of any of the foregoing representations or warranties if and to the extent such breach is the basis for a claim by the Company against Café Press pursuant to that certain Asset Purchase Agreement by and between the parties dated as of February 11, 2015.

12.3 Company hereby represents and warrants that it does not utilize forced, prison, or indentured labor, subject workers to any form of compulsion or coercion, participate in human trafficking, or any other conduct as defined by The California Transparency in Supply Chains Act of 2010 and/or as prohibited by any federal, state or international statutes or regulations. Company shall also ensure that none of its suppliers participate in the activities set forth above. CafePress, its customers, and its and their representatives, shall have the right to conduct on-site and/or record audits to ensure Company’s compliance with its obligations under this Section upon thirty (30) days written notice.

13. INDEMNITY. Each party will indemnify and hold the other party, its affiliates, and their respective employees, representatives, agents, affiliates, directors, officers, managers and shareholders (the “Indemnified Parties”) harmless from any damage, loss, cost or expense (including without limitation, reasonable attorneys’ fees and costs) incurred in connection with any third party claim, demand or action (“Claim”) brought against any of the Indemnified Parties

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insofar as such Claim alleges facts or circumstances that would constitute a breach of any provision of the other party’s (“Indemnifying Party”) representations and warranties herein. If the Indemnifying Party is obligated to provide indemnification hereunder, the Indemnifying Party may in its sole and absolute discretion, control the disposition of any Claim, provided however, Indemnifying Party shall not settle, compromise, or in any other manner dispose of any Claim without the consent of the Indemnified Party.

14. NOTICES. Notices to the parties shall be sent via overnight mail or U.S. Certified Mail to the parties at the addresses listed above, or at such other address as a party may provide.

15. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

16. CONFIDENTIALITY & CUSTOMER INFORMATION.

16.1 During the Term of this Agreement, either party may receive information that is proprietary and confidential to the other regarding the business and affairs of the other party, including without limitation, the terms of this Agreement (“Confidential Information”). Confidential Information will include identifiable information or contact information relating to CafePress Customers. In no event may Company use any CafePress Customer information for any purpose other than fulfilling Company’s obligations under this Agreement, such as shipping and processing Product orders.

16.2 Each party shall hold all Confidential Information in confidence (using at least the same measures as it does to protect its own Confidential Information of a similar nature) and not disclose the Confidential Information to any third party except to the extent permitted by the terms of this Agreement. Each party shall use the other party’s Confidential Information only in the course of performance of this Agreement and shall have the right to disclose the other party’s Confidential Information only to its employees, representatives, agents and contractors that need to know it, and only for the purpose of rendering assistance to the party performing its obligations under this Agreement. A disclosing party shall be liable for any breach of its confidentiality obligations by any such employee, representative, agent or contractor.

16.3 The following shall not be deemed to be Confidential Information: (i) information that is or becomes public knowledge or enters the public domain through a source other than the recipient and through no fault of recipient; (ii) information independently developed by or for the recipient; (iii) information that was known by a party prior to commencement of discussions regarding the subject matter of this Agreement; and (iv) information that is required to be disclosed by applicable law, the laws of a securities market or exchange or at the direction of a court or governmental body; provided however, that the disclosing party shall use reasonable efforts to give the other party a reasonable opportunity to intervene in order to prevent such disclosure or to obtain a protective order, and that any Confidential Information disclosed remains subject to the confidentiality obligations set forth in this Section.

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16.4 CafePress shall own all Customer information that it collects through the CafePress Service. CafePress shall have the right to use its CafePress Customer information as it desires, in its sole and absolute discretion, with no obligation to provide Company with access to such information. Notwithstanding the foregoing, any uses of Customer information by CafePress shall be in accordance with CafePress’ Privacy Policy.

17. NO PARTNERSHIP. The relationship of the parties created hereby shall be that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture or combined entity by or between CafePress and Company or to make either the agent of the other and neither shall have the authority to bind the other. CafePress and Company each agree not to hold itself out as a partner, joint venturer, combined entity or agent of the other. Each party is, and is intended to be, engaged in its own and entirely separate business. Each party shall be solely responsible for determining the applicability of, and compliance with, any and all present and future federal, state and local laws, orders, codes, regulations, and ordinances which may be applicable to each party and their respective businesses and employees.

18. FORCE MAJEURE. Neither party shall be liable under this Agreement by reason of any delay or failure in the performance of its obligations under this Agreement because of a Force Majeure Event. A “Force Majeure Event” shall mean causes beyond the reasonable control of the parties including, but not limit to: an act of nature, inevitable accident, fire, labor dispute, riot or civil commotion, act of public enemy, act of terror and/or terrorism, governmental act, regulation or rule, failure of technical facilities, inability to obtain supplies, delays in transportation, embargos, or other reason beyond the control of the parties that is generally regarded as force majeure. Delays or non-performance excused by this provision shall not excuse performance of any other obligation that is already outstanding on the date that the Force Majeure Event occurs.

19. SEVERABILITY. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of this Agreement or the application thereof shall not be affected, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20. SIGNIFICANCE OF PARAGRAPH HEADINGS. Paragraph headings contained hereunder are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though paragraph headings had been omitted.

21. DISCLAIMER OF WARRANTIES. CAFEPRESS DOES NOT REPRESENT OR WARRANT THAT THE CAFEPRESS SERVICE OR ITS USE (I) WILL BE UNINTERRUPTED; (II) WILL BE FREE OF INACCURACIES OR ERRORS; (III) WILL MEET COMPANY’S REQUIREMENTS; OR (IV) WILL OPERATE IN THE CONFIGURATION OR WITH THE HARDWARE OR SOFTWARE COMPANY USES. CAFEPRESS MAKES NO WARRANTIES OTHER THAN THOSE MADE EXPRESSLY IN THIS AGREEMENT, AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY AND NON-INFRINGEMENT. COMPANY MAKES NO WARRANTIES OTHER THAN THOSE MADE EXPRESSLY IN THIS AGREEMENT, AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY AND NON-INFRINGEMENT.

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22. LIMITATION OF LIABILITY.

22.1 EXCEPT IN CONNECTION WITH A PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL (INCLUDING DAMAGES RELATING TO LOST PROFITS, LOST DATA OR LOSS OF GOODWILL), EXEMPLARY, OR PUNITIVE DAMAGES WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, ARISING FROM ANY CLAIM RELATING TO OR CONNECTED WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22.2 EXCEPT IN CONNECTION WITH INDEMNITY, CONFIDENTIALITY, AND PAYMENT OBLIGATIONS IN THIS AGREEMENT, IN NO EVENT WILL THE LIABILITY OF EITHER PARTY IN CONNECTION WITH THIS AGREEMENT EXCEED $50,000.

23. CONSTRUCTION. Both of the parties have participated in the negotiation and preparation of this Agreement and therefore waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contract in question.

24. COORDINATION & PUBLIC RELATIONS.

24.1 CafePress and Company shall cooperate with respect to public relations regarding this Agreement and the relationship between the parties and each party shall obtain the prior consent of the other party before publishing any press releases.

24.2 Each party will designate at least one representative to be the point of contact from their respective company to manage the business relationship created hereunder and shall provide the name and contact information of such individual promptly following execution of this Agreement.

25. RECORDS. During the Term, and for one (1) year after the expiration or termination of this Agreement, each party shall keep, maintain and preserve complete and accurate records relating to the Purchase Order(s), Product(s) and services provided under this Agreement including, without limitation, purchase orders, inventory records, invoices, correspondence, banking, financial and other records. During the Term, and for one (1) year after the expiration or termination of this Agreement, no more than once annually either party or its representatives may, during normal business hours and upon twenty (20) days’ written notice, audit the records of the other party where such records are regularly maintained solely for the purpose of determining the other party’s compliance with the terms and obligations of this Agreement. The auditing party is entitled to share its conclusions with third-parties and generally provide the bases therefore, but shall in all events maintain the confidentiality of the audited party’s records. Any and all costs of audits performed by or for a party shall be solely at the expense of such party, except that if the undisputed results of such audit reveal that the audited party has overcharged or underpaid, the audited party will promptly make full restitution to the auditing party for all such reasonable and customary documented amounts. In addition, in the event the audit reveals that the audited party has overcharged or underpaid the auditing party by more

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than ten percent (10%) of the amount the audited party should have charged or paid, in addition to promptly making full restitution to the auditing party as well as any other legal and equitable rights and remedies available to the auditing party, the audited party will promptly reimburse the auditing party in full for the reasonable and documented costs of the audit. Such audit shall not interfere with or otherwise impede either party’s business activities in any manner. Any individual or entity performing an audit on behalf of the auditing party shall be subject to and abide by the audited party’s standard non-disclosure agreement.

26. ASSIGNMENT. Neither party shall assign this Agreement or any of the rights, duties or privileges contained herein, in whole or in part, without the express written consent of the other, except that a party may assign this Agreement in connection with the sale of all or substantially all of its assets, provided that the assignee agrees to be bound by all of the terms and conditions of this Agreement.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between Company and CafePress with respect to the subject matter hereof and cannot be altered or modified except by an agreement in writing signed by both Company and CafePress. Upon its execution, this Agreement shall supersede all prior negotiations, understandings, and agreements with respect to the subject matter hereof, whether oral or written, and such prior agreements shall thereupon be null and void and without further legal effect.

28. EXECUTION. This Agreement may be executed in multiple counterparts, including, but not limited to execution by facsimile, each of which shall be deemed an original, but all of which shall constitute the same document. Each party waives any legal requirement that this Agreement be embodied, stored or reproduced in tangible media, and agrees that an electronic reproduction will be given the same legal force and effect as a signed writing.

Agreed and accepted:

COMPANY:	CAFEPRESS:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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Exhibit A

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EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assumption Agreement”) is entered into as of                     , 2015, by and between Circle Graphics, Inc., a Delaware corporation (“Buyer”) and CafePress Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement is delivered pursuant to Section 4.2 of that certain Asset Purchase Agreement (the “Agreement”) dated as of February             , 2015 by and among Seller and Buyer. Unless otherwise specifically defined herein, all terms used herein and defined in the Agreement shall have the meanings assigned to them in the Agreement.

WHEREAS, pursuant to the Agreement, Seller has agreed to transfer, sell, convey, assign and deliver to Buyer the Assets, as more fully described in Section 2.1 of the Agreement, but not including the Excluded Assets, as more fully described in Section 2.2 of the Agreement.

WHEREAS, Buyer has agreed to assume the Assumed Liabilities, as more fully described in Section 2.3 of the Agreement, not including those Excluded Liabilities, as more fully described in Section 2.4 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Effective as of the Closing, Seller hereby sells, conveys, transfers, assigns, and delivers to Buyer or the Designated Purchaser, as applicable, subject to and pursuant to the terms and conditions of the Agreement, all right, title and interest in and to the Assets (including, without limitation, the Assigned Contracts, but excluding the Excluded Assets).

2. Buyer hereby accepts the foregoing assignment and transfer of the Assets.

3. Buyer hereby assumes and agrees to pay, perform, fulfill and discharge, as and when due, and in accordance with the terms thereof, the Assumed Liabilities. Neither Buyer nor any of its Affiliates assumes or will otherwise become liable for any of the Excluded Liabilities.

4. Nothing contained in this Assumption Agreement shall be deemed to supersede any of the obligations, agreements, covenants, representations and warranties of Seller or Buyer contained in the Agreement, and this Assumption Agreement is made and accepted subject to all of the terms, conditions, representations and warranties set forth in the Agreement, all of which survive execution and delivery of this Assumption Agreement as set forth in the Agreement. Nothing contained in this Assumption Agreement may be construed as a waiver of any of the rights or remedies of the Seller or Buyer as set forth in, or arising in connection with, the Agreement or any other instrument or document delivered by the Seller or Buyer pursuant to the Agreement. In the event of any ambiguity or conflict between the terms hereof and the Agreement, the terms of the Agreement shall govern and control.

5. This Assumption Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Agreement may be executed and delivered by facsimile of .PDF signature, and upon delivery of such facsimile or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6. This Assumption Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

7. Neither this Assumption Agreement nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the parties hereto. No failure to enforce any provision of this Assumption Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Assumption Agreement shall be deemed to or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

8. Nothing in this Assumption Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties to this Assumption Agreement and their respective permitted successors or assigns any rights (including, without limitation, third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Assumption Agreement or (b) constitute the parties to this Assumption Agreement as partners or as participants in a joint venture. Except as expressly provided by this Assumption Agreement, this Assumption Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Assumption Agreement.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first above written.

BUYER

CIRCLE GRAPHICS, INC.

By

Name

Title

CAFEPRESS INC.

By

Name

Title

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D

BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale Agreement”), is entered into as of             , 2015, by and between CIRCLE GRAPHICS, INC., a Delaware corporation (“Buyer”) and CAFEPRESS INC., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement dated as of February             , 2015 (the “Agreement”), pursuant to which Seller has agreed to sell all of the right, title and interest of Seller in and to the Assets (as defined in the Agreement) to Buyer, and Buyer has agreed to acquire the Assets from Seller, all subject to the terms and conditions provided herein and in the Agreement.

NOW, THEREFORE, Buyer and Seller in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale of Assets. For good and valuable consideration, and subject to the provisions of Section 2.5 of the Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all of the right, title and interest of Seller in and to the Assets as more fully described in Section 2.1 of the Agreement, but not including the Excluded Assets, as more fully described in Section 2.2 of the Agreement. Nothing contained in this Bill of Sale Agreement shall be deemed to supersede any of the obligations, agreements, covenants, representations and warranties of Seller or Buyer contained in the Agreement, and this Bill of Sale Agreement is made and accepted subject to all of the terms, conditions, representations and warranties set forth in the Agreement, all of which survive execution and delivery of this Bill of Sale Agreement as set forth in the Agreement. Nothing contained in this Bill of Sale Agreement may be construed as a waiver of any of the rights or remedies of the Seller or Buyer as set forth in, or arising in connection with, the Agreement or any other instrument or document delivered by the Seller or Buyer pursuant to the Agreement. In the event of any ambiguity or conflict between the terms hereof and the Agreement, the terms of the Agreement shall govern and control.

2. Assignment. This Bill of Sale Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Buyer may, without the prior written consent of Seller, assign any or all of its rights or obligations under this Bill of Sale Agreement to any Affiliate of Buyer. Subject to the foregoing, this Bill of Sale Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns. Nothing in this Bill of Sale Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties to this Bill of Sale Agreement and their respective permitted successors or assigns any rights (including, without limitation, third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Bill of Sale Agreement or (b) constitute the parties to this Bill of Sale Agreement as partners or as participants in a joint venture. Except as expressly provided by this Bill of Sale Agreement, this Bill of Sale Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Bill of Sale Agreement.

3. Governing Law. This Bill of Sale Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, as if both parties hereto were resident and doing business in such state, excluding that body of law pertaining to conflicts of laws.

BILL OF SALE

4. Heading; Terms. Any captions to, or headings of, the sections of this Bill of Sale Agreement are solely for the convenience of the parties hereto, are not a part of this Bill of Sale Agreement, and shall not be used for the interpretation of this Bill of Sale Agreement. Unless otherwise specifically defined herein, all terms used herein and defined in this Bill of Sale Agreement shall have the meanings assigned to them in the Agreement.

5. Counterpart. This Bill of Sale Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Bill of Sale Agreement may be executed and delivered by facsimile or .PDF signature, and upon delivery of such facsimile signature or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6. Waiver. Neither this Bill of Sale Agreement nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the parties hereto. No failure to enforce any provision of this Bill of Sale Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Bill of Sale Agreement shall be deemed to or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

[Remainder of this page is intentionally left blank.]

BILL OF SALE

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Bill of Sale Agreement as of the date set forth above.

BUYER CIRCLE GRAPHICS, INC.

By

Name

Title

SELLER

CAFEPRESS INC.

By

Name

Title

BILL OF SALE

EXHIBIT E

IP ASSIGNMENT AGREEMENT

IP ASSIGNMENT AGREEMENT

THIS IP ASSIGNMENT AGREEMENT (the “IP Assignment Agreement”) is entered into as of             , 2015, and is made by CafePress Inc., a Delaware corporation (“Seller”) located at 6901 A Riverport Drive, Louisville, Kentucky 40258, in favor of Circle Graphics, Inc., a Delaware corporation (“Buyer”) located at [address], which is the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement (the “Agreement”) dated as of February             , 2015 by and among Seller and Buyer.

W I T N E S S E T H

WHEREAS, this IP Assignment Agreement is delivered pursuant to Section 4.2 of the Agreement, under which Seller has conveyed, transferred and assigned to Buyer, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this IP Assignment Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office and corresponding entities or agencies in any applicable jurisdictions.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Effective as of the Closing, Seller hereby sells, conveys, transfers, assigns, and delivers to Buyer, and Buyer hereby accepts, in each case subject to and pursuant to the terms and conditions of the Agreement, all right, title and interest in and to the following (the “Assigned IP”):

(a) the patents and patent applications set forth on Schedule 1 hereto and all issuances, divisions, continuations, reissues, extensions, reexaminations and renewals thereof (the “Patents”);

(b) the trademark registrations and applications set forth on Schedule 2 hereto and all issuances, extensions and renewals thereof (the “Trademarks”), together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks;

(c) the copyright registrations and applications for registration set forth on Schedule 3 hereto and all issuances, extensions and renewals thereof (the “Copyrights”); and

(d) all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world.

2. Seller hereby authorizes the Commissioner of Patents and the Commissioner for Trademarks of the United States Patent and Trademark Office, the Register of Copyrights in the United States Copyright Office, and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment Agreement upon request by Buyer.

3. Nothing contained in this IP Assignment Agreement shall be deemed to supersede any of the obligations, agreements, covenants, representations and warranties of Seller or Buyer contained in the Agreement, and this IP Assignment Agreement is made and accepted subject to all of the terms, conditions, representations and warranties set forth in the Agreement, all of which survive execution and delivery of this IP Assignment Agreement as set forth in the Agreement. Nothing contained in this IP Assignment Agreement may be construed as a waiver of any of the rights or remedies of the Seller or Buyer as set forth in, or arising in connection with, the Agreement or any other instrument or document delivered by the Seller or Buyer pursuant to the Agreement. In the event of any ambiguity or conflict between the terms hereof and the Agreement, the terms of the Agreement shall govern and control.

4. This IP Assignment Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This IP Assignment Agreement may be executed and delivered by facsimile of .PDF signature, and upon delivery of such facsimile or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

5. This IP Assignment Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

6. Neither this IP Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the parties hereto. No failure to enforce any provision of this IP Assignment Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this IP Assignment Agreement shall be deemed to or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

7. Nothing in this IP Assignment Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties to this IP Assignment Agreement and their respective permitted successors or assigns any rights (including, without limitation, third party beneficiary rights), remedies, obligations or liabilities under or by reason of this IP Assignment Agreement or (b) constitute the parties to this IP Assignment Agreement as partners or as participants in a joint venture. Except as expressly provided by this IP Assignment Agreement, this IP Assignment Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this IP Assignment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this IP Assignment Agreement as of the date first above written.

BUYER CIRCLE GRAPHICS, INC.

By

Name

Title

SELLER

CAFEPRESS INC.

By

Name

Title

SCHEDULE 1

ASSIGNED PATENTS AND PATENT APPLICATIONS

SCHEDULE 2

ASSIGNED TRADEMARKS REGISTRATIONS AND TRADEMARK APPLICATIONS

SCHEDULE 3

ASSIGNED COPYRIGHTS REGISTRATIONS AND APPLICATIONS

EXHIBIT F

ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”), dated as of [•], 2015, is by and among Circle Graphics, Inc., a Delaware corporation (“Buyer”), CafePress Inc., a Delaware corporation (“Seller” and, together with Buyer, the “Escrow Parties”), and BNY Mellon, National Association, a national banking association with its principal place of business at BNY Mellon Center, Pittsburgh, PA 15258 (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of February 11, 2015, by and between Buyer and Seller.

WHEREAS, subject to the terms and conditions of the Purchase Agreement, effective on the Closing Date, Seller has agreed to sell, assign, transfer, convey and deliver to Buyer or the Designated Purchaser, and Buyer or the Designated Purchaser has agreed to purchase and acquire from Seller, all of its rights, title and interest in and to the Assets;

WHEREAS, pursuant to Section 3.1(a)(i) of the Purchase Agreement, Buyer has agreed to deposit at the Closing certain funds with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the Escrow Account (as defined below) established by this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Escrow Agent. The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Account in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

2. Establishment of Escrow. Upon the execution of this Agreement and in accordance with Section 3.1(a)(i) of the Purchase Agreement, Buyer shall deposit with the Escrow Agent in immediately available funds an amount equal to $3,780,000 (the “Initial Deposit”), and Escrow Agent shall promptly, upon request, acknowledge to the Escrow Parties receipt of any funds so deposited. The Initial Deposit, and all additional amounts now or hereafter deposited with the Escrow Agent (if any), together with all interest, dividends and other income earned, shall be referred to as the “Escrow Fund.” The Escrow Agent shall maintain the Escrow Fund in an escrow account (the “Escrow Account”). Additionally, upon execution of this Agreement, one of the Escrow Parties shall deliver one fully executed copy of this Agreement to the Escrow Agent in accordance with the Notice section below. The Escrow Parties acknowledge that the sum held in escrow hereunder may be reduced or increased from time to time during the term hereof pursuant to the terms of this Agreement. Accordingly, the term “Escrow Fund” shall refer both to the Initial Deposit and to such lesser or greater amount as may be held pursuant hereto at any point during the term hereof.

3. Customer Identification and TIN Certification.

(a)	To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents, as it deems necessary to confirm the legal existence of the entity.

(b)	At the time of or prior to execution of this Agreement, each Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9 (or the appropriate IRS Form W-8, in the case of non U.S. persons), and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

(c)	The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the IRS Form W-9 (or the appropriate IRS Form W-8, in the case of non U.S. persons) provided to the Escrow Agent by the Seller. The Escrow Parties agree to treat the Escrow Fund as owned by the Seller solely for tax purposes and the Seller agrees to file all tax returns consistently with such treatment. The Escrow Agent shall have no obligation to distribute interest or other income earned with respect to the Escrow Fund until such interest or other income becomes due and payable in accordance with the terms of the account in which such Escrow Fund is deposited pursuant to Section 4 below. Any payments of funds from the Escrow Fund shall be subject to applicable withholding and reporting regulations then in force in the United States or any other jurisdictions, if applicable, including the filing of information returns with the Internal Revenue Service and the issuance of IRS Form 1099 to and in the name of the Seller. The Escrow Parties understand that, in the event one or more tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Initial Deposit.

(d)	The Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Fund as the Escrow Agent is required to prepare and file in the ordinary course of its business.

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4. Deposit of the Escrow Fund. The Escrow Agent shall deposit the Escrow Fund in one or more deposit accounts at BNY Mellon, National Association in accordance with such written instructions and directions as may from time to time be provided to the Escrow Agent by the Escrow Parties. In the event that the Escrow Agent does not receive written instructions, the Escrow Agent shall deposit the Escrow Fund in a checking with interest deposit account at BNY Mellon, National Association. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy. The Escrow Parties understand that deposits of the Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 4, other than as a result of the bad faith, gross negligence or willful misconduct of the Escrow Agent.

5. Release of the Escrow Fund. The Escrow Agent shall only disburse amounts from the Escrow Fund as follows:

(a)	Final Determination. At any time prior to the Release Date (as defined below), Buyer or Seller may deliver a written notice to the Escrow Agent that a Final Determination pursuant to Section 10.2(i) of the Purchase Agreement has been made (together with a copy of such Final Determination, as applicable), setting forth the amount to be paid, the recipient and instructions for the payment of such amount, such notice to be executed by both Buyer and Seller (the “Payment Notice”). The Escrow Agent shall verify only that the Payment Notice sets forth an amount to be paid, the recipient and instructions for the payment of such amount. To the extent that the Escrow Agent finds that the delivered Payment Notice fails to set forth an amount to be paid, the recipient or instructions for the payment of such amount, the Escrow Agent shall notify the delivering party promptly to provide the missing information. Notwithstanding the foregoing, the Escrow Agent shall not inquire into or consider whether the requirements of Section 10.2(i) of the Purchase Agreement have been satisfied. If the Escrow Agent receives a Payment Notice and there is no missing information which remains uncured after the delivering party has been notified in accordance with this Section 5(a), the Escrow Agent shall distribute the Escrow Fund or any portion thereof in accordance with the payment instructions set forth in the Payment Notice from the Escrow Account as soon thereafter as possible using commercially reasonable efforts, but in any event, no later than three (3) business days following the Escrow Agent’s receipt of a complete Payment Notice.

(b)	Unresolved Claims. If at any time prior to the Release Date, Buyer shall deliver written notice to the Escrow Agent of claims for indemnification pending pursuant to Section 10 of the Purchase Agreement that have not yet been reduced to a Final Determination (“Unresolved Claims”), indicating in such notice the amount(s) of such claims, the Escrow Agent shall reserve such amount(s) in the Escrow Fund and not distribute such reserved amount(s) unless and until it receives a Payment Notice pursuant to Section 5(a) hereof, or a Joint Direction pursuant to Section 5(e) hereof.

(c)	Termination. With respect to the Escrow Fund, the “Release Date” shall be the earlier of (i) 15 months from the date hereof, or (ii) the date the Escrow Agent no longer holds any Escrow Fund hereunder as a result of the distribution of all of the Escrow Account

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pursuant to the terms set forth herein. Within two (2) business days after the Release Date or as soon thereafter as possible using commercially reasonable efforts, the Escrow Agent shall deliver any remaining amounts in the Escrow Account to the Seller (or as otherwise directed in writing by the Seller) unless any Unresolved Claims are pending, in which case (y) such portion of the Escrow Account as is necessary to satisfy the aggregate amount of the then-pending Unresolved Claims shall be retained by the Escrow Agent until the Escrow Agent receives notice that each such claim has been finally resolved in accordance with Section 5(b) (and such amounts for each claim may be disbursed pursuant to this Section 5 as and when the Escrow Agent receives a Payment Notice or Joint Direction as contemplated by Section 5(b) with respect to such claim) and (z) the balance of the Escrow Account, if any, shall be distributed to the Seller or as otherwise directed in writing by the Seller.

(d)	Insufficient Funds on Release. Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Account, the Escrow Agent shall release the balance in the Escrow Fund and shall have no liability or responsibility to the Escrow Parties for any deficiency unless such deficiency is a result of the bad faith, gross negligence or willful misconduct of the Escrow Agent.

(e)	Joint Direction. Notwithstanding the other provisions of this Section 5, if at any time Buyer and the Seller jointly execute and deliver written instructions in substantially the form of Exhibit A attached hereto (a “Joint Direction”), the Escrow Agent shall disburse from the applicable Escrow Account the amounts referred to in such Joint Direction in accordance with the instructions contained therein. The Seller and Buyer will in good faith deliver a Joint Direction upon any mutual agreement that any amounts are owed from the applicable Escrow Account pursuant to the terms of the Purchase Agreement, including pursuant to final determination of any Purchase Price adjustment pursuant to the terms of Section 3.1(b) of the Purchase Agreement.

6. Methods of Payment. All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by check in accordance with written payment instructions provided to the Escrow Agent by the party receiving the funds. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. Any such verification may include, but not be limited to, a telephone call to the party receiving the funds or to one or more of the Escrow Parties in accordance with Section 14. The Escrow Parties agree that any such call back is a commercially reasonable security procedure and that the Escrow Agent may record such calls according to the Escrow Agent’s standard operating procedures or as the Escrow Agent deems appropriate for security and/or service purposes. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the

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recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number. Attached as Exhibit B is the wire transfer information for the Escrow Parties. The Escrow Parties shall promptly notify the Escrow Agent of any changes to their wire transfer information contained in Exhibit B and the Escrow Agent may rely on the wire transfer information contained in Exhibit B until notified of a change in writing.

7. Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b) Limitations on Liability of Escrow Agent.

(i)	Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (x) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (y) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent’s duties, has been duly authorized to do so, and (z) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

(ii)	In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (y) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (z) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

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(iii)	Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

(iv)	In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Joint Direction or an order of a court with jurisdiction over the Escrow Agent. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. The Escrow Parties agree jointly and severally to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable documented legal fees and expenses of outside counsel chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute under this Agreement, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

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8. Termination. This Agreement and all the obligations of the Escrow Agent under this Agreement shall terminate upon the earlier to occur of the date the Escrow Agent releases the entire Escrow Fund in accordance with this Agreement or the date on which the Escrow Agent deposits the Escrow Fund in accordance with Section 7(d) hereof.

9. Removal of Escrow Agent. The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) days’ prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within thirty (30) days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11. Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Account, all interest earned and all distributions made, which statements shall be delivered to the following addresses:

CafePress Inc.

6901 Riverport Drive

Louisville, Kentucky 40258

Attn: General Counsel

Circle Graphics, Inc.

Attn: Chief Executive Officer

120 Ninth Avenue

Longmont, Colorado 80501

12. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7 shall survive any resignation or removal of the Escrow Agent and any termination of this Agreement.

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13. Escrow Agent Fees, Costs, and Expenses. From the date hereof through the termination of this Agreement in accordance with Section 8 herein, the Escrow Agent shall charge a one-time administrative fee of $2,500.00, and the Escrow Agent shall be entitled to be reimbursed for its customary fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund and any delivery charges or other reasonable out-of-pocket expenses incurred and actually paid by the Escrow Agent in connection the Escrow Fund. Each of Buyer, on the one hand, and Seller, on the other hand, shall pay one-half of the administrative fee of the Escrow Agent for the services to be rendered by the Escrow Agent pursuant to this Agreement. The Escrow Agent shall debit the Escrow Account for the amount of any other customary fees, charges and expenses. As between the Buyer and the Seller, however, such other fees, charges and expenses shall be borne one-half by each.

14. Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) business day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar transmission (the telecopy, fax or similar transmission must contain authorized signatures(s)), during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received:

If to the Seller:

CafePress Inc.

6901 Riverport Drive

Louisville, Kentucky 40258

Attn: General Counsel

Fax:

Email:

Copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attn: Jorge del Calvo

Fax: (650) 233-4545

Email: jorge@pillsburylaw.com

If to Buyer:

Circle Graphics, Inc.

Attn: Chief Executive Officer

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120 Ninth Avenue

Longmont, Colorado 80501

Email: acousin@circlegraphicsonline.com

Copy to (which shall not constitute notice):

Foley & Lardner LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Email: spravda@foley.com

Attn: Susan E. Pravda, Esq.

If to the Escrow Agent:

BNY Mellon, National Association, Escrow Agent

c/o Escrow Services

Banking Services Support Center; Suite 154-0655

500 Ross Street

Pittsburgh, PA 15262

Phone: 412.234.7796 / 412.234.2350/ 412.234.8797

Fax: 732.667.4499 / 615.932.4035

Email: escrowservices@bnymellon.com

Copy (which shall not constitute notice to the Escrow Agent) to:

Bruce D. Berns, Esq.

Abendroth, Berns & Warner LLC

40 Grove Street, Suite 375

Wellesley, MA 02482

Facsimile: (781) 237-8891

Any notice, except notice by the Escrow Agent, may be given on behalf of any party by its authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as if it were the original of such document. The Escrow Parties shall promptly notify the Escrow Agent of any changes to the contact information contained in this Section and the Escrow Agent may rely on the contact information contained in this Section until notified of a change.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of any notice as provided above or the resolution of the amounts to be paid or disputes related thereto), the Escrow Parties agree that the Escrow Agent may contact the following representatives of each Escrow Party identified below, or such other individuals as each Escrow Party may identify by written notice to the Escrow Agent:

Seller:	[•]
Tel: [•]
E-mail: [•]
Fax: [•]

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Buyer:	[•]
Tel: [•]
E-mail: [•]
Fax: [•]

15. Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

16. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

17. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Agreement is freely assignable by the Escrow Parties; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent; and provided, further, that any assignee satisfies the Escrow Agent’s requirements set forth in Section 3(b) above. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor bank or other qualified bank entity.

18. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

20. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes).

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21. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CIRCLE GRAPHICS, INC.

By:
Name:
Title:

CAFEPRESS INC.

By:
Name:
Title:

BNY MELLON, NATIONAL ASSOCIATION

By:
Name:	Diana J. Kenneally
Title:	Vice President

EXHIBIT A

JOINT WRITTEN INSTRUCTIONS

FOR RELEASE OF ESCROW FUNDS

Pursuant to Section 5(e) of the Escrow Agreement dated as of [•], 2015, by and among Circle Graphics, Inc., a Delaware corporation (“Buyer”), CafePress Inc., a Delaware corporation (“Seller”), and BNY Mellon, National Association (the “Escrow Agent”), the Seller and Buyer each hereby instruct the Escrow Agent to release $                     from the Escrow Account in accordance with the following instructions:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

CIRCLE GRAPHICS, INC.	CAFEPRESS INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

WIRE TRANSFER INSTRUCTIONS

Buyer

Wire Instructions:

	Account Name:	[•]
	Account Number:	[•]
	Bank Name:	[•]
	Bank ABA Number:	[•]
	Bank Address:	[•]
	Special Instructions:	[•]

Seller

Wire Instructions:

	Account Name:	[•]
	Account Number:	[•]
	Bank Name:	[•]
	Bank ABA Number:	[•]
	Bank Address:	[•]
	Special Instructions:	[•]